[*] CONFIDENTIAL  INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED
         AND  FILED   SEPARATELY  WITH  THE  COMMISSION.   CONFIDENTIAL
         TREATMENT  HAS BEEN  REQUESTED  WITH  RESPECT  TO THE  OMITTED
         PORTIONS.

--------------------------------------------------------------------------------




                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                 IGO CORPORATION

                              XMP ACQUISITION CORP.

                           XTEND MICRO PRODUCTS, INC.

                                       AND

                 THE SHAREHOLDERS OF XTEND MICRO PRODUCTS, INC.



                           DATED AS OF AUGUST 29, 2000

--------------------------------------------------------------------------------

                        CONFIDENTIAL TREATMENT REQUESTED



                                TABLE OF CONTENTS

                            ASSET PURCHASE AGREEMENT

                                                                          Page
                                                                          ----

ARTICLE I THE ASSET PURCHASE................................................1
     Section 1.1     Assets to Be Purchased.................................1
                     ----------------------
     Section 1.2     Excluded Assets........................................2
                     ---------------
     Section 1.3     Liabilities............................................2
                     -----------
     Section 1.4     Purchase Price; Allocation; Taxes......................3
                     ---------------------------------
     Section 1.5     Issuance and Delivery of Purchase Price................6
                     ---------------------------------------
ARTICLE II REPRESENTATIONS AND WARRANTIES OF XTEND AND THE XTEND
SHAREHOLDERS         .......................................................7
     Section 2.1     Corporate Organization.................................7
                     ----------------------
     Section 2.2     Capital Structure......................................8
                     -----------------
     Section 2.3     No Other Agreements to Sell Assets, Merge, Etc.........8
                     ----------------------------------------------
     Section 2.4     Authorization; Execution and Delivery..................8
                     -------------------------------------
     Section 2.5     Governmental Approvals and Filings.....................8
                     ----------------------------------
     Section 2.6     No Conflict............................................9
                     -----------
     Section 2.7     Financial Statements; Absence of Undisclosed
                     --------------------------------------------
                     Liabilities............................................9
                     -----------
     Section 2.8     Absence of Changes....................................10
                     ------------------
     Section 2.9     Contracts and Commitments.............................11
                     -------------------------
     Section 2.10    Legal Proceedings.....................................11
                     -----------------
     Section 2.11    Employee Matters......................................12
                     ----------------
     Section 2.12    Taxes.................................................12
                     -----
     Section 2.13    Intellectual Property.................................15
                     ---------------------
     Section 2.14    Environmental Matters.................................16
                     ---------------------
     Section 2.15    Unassumed Liabilities.................................17
                     ---------------------
     Section 2.16    Interests of Officers and Directors...................17
                     -----------------------------------
     Section 2.17    Restrictions on Business Activities...................17
                     -----------------------------------
     Section 2.18    Title to Properties; Absence of Liens and
                     -----------------------------------------
                     Encumbrances; Condition of Equipment..................17
                     ------------------------------------
     Section 2.19    Compliance with Laws..................................18
                     --------------------
     Section 2.20    Labor Matters.........................................18
                     -------------
     Section 2.21    Insurance.............................................19
                     ---------
     Section 2.22    Brokers...............................................19
                     -------
     Section 2.23    Disclosure............................................19
                     ----------
     Section 2.24    Investment Representations............................19
                     --------------------------
     Section 2.25    Computer Systems......................................20
                     ----------------
ARTICLE III REPRESENTATIONS AND WARRANTIES OF IGO AND SUB..................20
     Section 3.1     Corporate Organization................................20
                     ----------------------
     Section 3.2     Capital Structure.....................................21
                     -----------------
     Section 3.3     Authorization, Execution and Delivery.................21
                     -------------------------------------

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                        CONFIDENTIAL TREATMENT REQUESTED


     Section 3.4     Governmental Approvals and Filings....................21
                     ----------------------------------
     Section 3.5     No Conflict...........................................21
                     -----------
     Section 3.6     Reports; Accuracy of Information......................22
                     --------------------------------
     Section 3.7     Litigation............................................22
                     ----------
     Section 3.8     No Material Adverse Change............................22
                     --------------------------
     Section 3.9     Brokers...............................................22
                     -------
ARTICLE IV COVENANTS OF XTEND AND THE XTEND SHAREHOLDERS...................23
     Section 4.1     Stock Transfer Restrictions...........................23
                     ---------------------------
ARTICLE V COVENANTS OF IGO AND SUB.........................................24
     Section 5.1     Maintenance of Xtend Business Unit....................24
                     ----------------------------------
     Section 5.2     Accounts Receivable...................................24
                     -------------------
ARTICLE VI MUTUAL COVENANTS................................................24
     Section 6.1     Confidentiality.......................................24
                     ---------------
     Section 6.2     Expenses..............................................26
                     --------
     Section 6.3     Public Announcements..................................26
                     --------------------
     Section 6.4     Agreements to Cooperate...............................26
                     -----------------------
ARTICLE VII RESERVED ......................................................27
ARTICLE VIII RESERVED......................................................27
ARTICLE IX CLOSING   ......................................................27
ARTICLE X INDEMNITY  ......................................................27
     Section 10.1    Indemnification.......................................27
                     ---------------
     Section 10.2    Escrow of Shares......................................28
                     ----------------
     Section 10.3    Term of Escrow........................................29
                     --------------
     Section 10.4    Representatives.......................................30
                     ---------------
     Section 10.5    Mechanics of Making Claims............................30
                     --------------------------
     Section 10.6    Custodian's Duties....................................32
                     ---------------------------
     Section 10.7    Cash Offset...........................................33
                     -----------
ARTICLE XI RESERVED  ......................................................33
ARTICLE XII MISCELLANEOUS PROVISIONS.......................................34
     Section 12.1    Knowledge.............................................34
                     ---------
     Section 12.2    Amendment and Modification............................34
                     --------------------------
     Section 12.3    Waiver of Compliance..................................34
                     --------------------
     Section 12.4    No Waiver of Representations and Warranties...........34
                     -------------------------------------------
     Section 12.5    Notices...............................................34
                     -------
     Section 12.6    Assignment............................................35
                     ----------
     Section 12.7    Governing Law.........................................35
                     -------------
     Section 12.8    Parties in Interest...................................36
                     -------------------
     Section 12.9    Counterparts..........................................36
                     ------------
     Section 12.10   Headings and References...............................36
                     -----------------------
     Section 12.11   Entire Agreement......................................36
                     ----------------
     Section 12.12   Severability..........................................36
                     ------------
     Section 12.13   Other Remedies........................................36
                     --------------
     Section 12.14   Further Assurances....................................36
                     ------------------
     Section 12.15   Absence of Third Party Beneficiary Rights.............37
                     -----------------------------------------
     Section 12.16   Mutual Drafting.......................................37
                     ---------------
     Section 12.17   Dispute Resolution....................................37
                     ------------------

                        CONFIDENTIAL TREATMENT REQUESTED
EXHIBITS

Exhibit A............Xtend Products
Exhibit B............Tangible Assets
Exhibit C............Intangible Assets
Exhibit D............Assigned Contracts
Exhibit E............Earn-Out Provisions
Exhibit F............Allocation of Purchase Price
Exhibit G............Bill of Sale
Exhibit H............Assignment and Assumption Agreement
Exhibit I............Non-Competition Agreement
Exhibit J............Depository Agreement

                        CONFIDENTIAL TREATMENT REQUESTED


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is entered into as of August 2000, among iGo Corporation, a Delaware corporation ("IGO"), XMP Acquisition Corp, a California corporation and a wholly-owned subsidiary of iGo ("SUB" or "PURCHASER"), Xtend Micro Products, Inc., a California corporation ("XTEND" or "SELLER") and the shareholders of Xtend Micro Products, Inc. (the "XTEND SHAREHOLDERS").

                                    RECITALS

         A. Xtend is engaged in the business of selling and distributing batteries, battery chargers, AC and DC power adapters, port replicators and docking stations for notebook computers, a complete list of which products is set forth on EXHIBIT A hereto (collectively, the "XTEND PRODUCTS").

         B. The Boards of Directors of iGo, Sub and Xtend have deemed it advisable that Sub purchase certain of the assets of Xtend under the terms and conditions hereinafter set forth (the "ASSET PURCHASE").

         In consideration of the mutual representations, warranties, covenants and agreements herein contained and subject to the conditions and other terms herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                               THE ASSET PURCHASE

         Section 1.1 ASSETS TO BE PURCHASED. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined in Article IX below) Xtend shall sell, assign, transfer and convey to Sub, free and clear of all liens and encumbrances, and Sub shall purchase from Xtend, the assets described below (collectively, the "PURCHASED ASSETS"): (i) the tangible assets listed and described in EXHIBIT B hereto (collectively, the "TANGIBLE ASSETS"), and (ii) all patents, trademarks, trade names, business names, internet domain names, service marks, logos, website content, copyrights and licenses (including all applications and registrations for the foregoing), with respect to the Xtend Products, and all trade secrets, product designs and specifications, know-how, inventions or other proprietary information of any kind relating to the Xtend Products or to products currently under development or proposed or contemplated for development by Xtend (collectively, the "INTANGIBLE ASSETS"), including without limitation those items set forth on EXHIBIT C hereto. Without limiting the foregoing, the Purchased Assets shall be deemed to include the following:

                  (a) All books and records, whether originals or copies, whether financial, scientific or otherwise, relating to the Purchased Assets, including (without limitation) all data, reports, analyses, models or studies relating to the Xtend Products and any tests or other research (and all related documentation) relating to the same, but excluding financial books and records, as to which Sub shall be entitled to receive only photocopies;

                        CONFIDENTIAL TREATMENT REQUESTED

                  (b) All of Seller's rights under the reseller agreements, distribution agreements, purchase contracts, supply contracts, service contracts and other agreements, arrangements or relationships listed on EXHIBIT D hereto (collectively, the "ASSIGNED CONTRACTS");

                  (c) All rights of Xtend, if any, under manufacturer's warranties and guarantees relating to the Purchased Assets;

                  (d) All benefits and proceeds with respect to any claims relating to insurance policies and arising with respect to periods prior to the Closing Date.

                  (e) All licenses, permits, certificates, franchises, accreditations and other indicia of authority relating to the Xtend Business with respect to the Xtend Products;

                  (f) All rights to tooling specific to the Xtend Products, whether such tooling be resident at Xtend's facilities or at those of the manufacturer(s) of the products;

                  (g) All internet websites, including domain names therefor and content thereof, maintained or developed by or for Xtend; and

                  (h) All customer lists and related customer database files, and lists of principal customer or reseller contact persons, each only to the extent that they relate to Xtend's sale of Xtend Products.

         Section 1.2 EXCLUDED ASSETS Except as enumerated above, Xtend shall retain and the Purchaser shall not acquire the remaining assets of Xtend. Without limiting the foregoing, the Purchased Assets shall be deemed not to include the following:

                  (a) All cash, cash equivalents, prepaid expenses, accounts receivable, deposits, and bank accounts of Xtend; and

                  (b) Xtend's rights under this Agreement.

         Section 1.3 LIABILITIES. Except as otherwise specifically set forth herein, Sub shall not assume, or take title to the Purchased Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of any kind of Xtend and Xtend shall continue to remain responsible for the same. Without limiting the generality of the foregoing, Sub shall not assume or take title to the Purchased Assets subject to any of the following:

                  (a) Any accounts payable, debts or other obligations of Xtend outstanding as of the Closing Date or arising after the Closing, except as expressly provided in this Agreement or an exhibit hereto with respect to the Assigned Contracts;

                  (b) Any liability or obligation of Xtend arising from claims for damage to property or persons in respect of any of Xtend's activities;

                        CONFIDENTIAL TREATMENT REQUESTED

                  (c) Any liability or obligation of Xtend, or any of its employees, for any federal, state, local or foreign income, sales, use, transfer, employment and other taxes and any customs and duty liabilities;

                  (d) Any liability or obligation in respect of any plan, agreement, arrangement or understanding under which benefits or compensation are provided by Xtend for its employees, consultants or directors including but not limited to, any contract or other obligation for health insurance, accrued vacation, severance pay or other benefits, or any commissions or revenue or profit sharing or other compensation.

                  (e) Any liability or obligation of Xtend based upon or arising under any contract or agreement existing prior to or at the time of Closing, other than pursuant to an Assigned Contract from and after the Closing Date;

                  (f) Any lien, encumbrance, security interest or charge of any nature whatsoever; or

                  (g) Any liabilities or obligations arising from litigation to which Xtend is or, based upon actions or events prior to the Closing, would be a party.

         Purchaser shall be responsible for, and hereby assumes (i) routine warranty and return liabilities associated with the sale of products in the ordinary course by Seller prior to the Closing Date (other than any products for which return materials authorizations (RMA's) have been issued by Seller prior to the Closing Date as agreed between Purchaser and Seller), (ii) any sales tax liability arising in connection with the purchase or the assets contemplated by this Agreement, and (iii) obligations with respect to the Assigned Contracts set forth on EXHIBIT D hereto (other than past due obligations or obligations arising from Seller's pre-Closing breach of such agreements).

         Section 1.4 PURCHASE PRICE; ALLOCATION; TAXES.

                  (a) Purchase Price. The consideration to be paid to Xtend (the "PURCHASE PRICE") shall consist of payments by cash and iGo common stock, par value $0.001 per share ("IGO STOCK"), as follows:

                           (i) CLOSING PAYMENTS. At the Closing, iGo and/or Sub
shall (A) pay to the order of Xtend $2,500,000 via wire transfer in accordance with the written instructions of Xtend delivered prior to the Closing (the "CLOSING CASH"), and (B) issue to Xtend, effective on the date of the Closing, a number of shares of iGo Stock (rounded to the nearest whole share, the "CLOSING SHARES") determined by dividing $1,000,000 by the average closing price of the iGo Stock on the Nasdaq National Market over the ten consecutive trading days ending two trading days prior to the date of the Closing (as defined in Article IX below) (the "AVERAGE TRADING PRICE").

                           (ii) PRIMARY EARN-OUT. Up to $5,100,000 in additional
shares of iGo Stock (the "PRIMARY EARN-OUT SHARES") shall be issued to Xtend upon the achievement by the Xtend Business Unit of certain Gross Margin, Net Revenue and EBITDA targets during the first twelve full calendar months following the Closing (the "MEASUREMENT PERIOD"), which targets and resulting share issuance calculations are further described in EXHIBIT E.

                        CONFIDENTIAL TREATMENT REQUESTED

The Primary Earn-Out shares shall be issued to Xtend (based upon the Average Trading Price and rounding to the nearest whole share) and placed in escrow pursuant to the terms of Section 10.2 below, which shares shall be subject to reduction upon any shortfall by the Xtend Business Unit in achieving the margin, revenue and EBITDA targets or Quarterly Performance Standards set forth on EXHIBIT E. The definition of the Xtend Business Unit, Gross Margin, Net Revenue, EBITDA and Quarterly Performance Standards as well as the other terms and conditions applicable to the Primary Earn-Out and the Bonus Earn-Out (as described below) are set forth on EXHIBIT E. If the Closing occurs on a date other than the last or first day of a calendar month, the operating results of the Xtend Business Unit for the period between the Closing date and the beginning of the first full calendar month following the Closing shall be included within the first quarter of the Measurement Period. If the Closing occurs on the first day of a calendar month, then the Measurement Period shall be deemed to begin on the date of the Closing.

                           (iii) BONUS I EARN-OUT. In the event that the Xtend
Business Unit achieves (A) each of the Quarterly Performance Standards, and (B) aggregate Net Revenue of at least [*], Gross Margin of at least [*] and aggregate EBITDA of at least [*] for the entire Measurement Period, iGo will issue to Xtend additional shares of iGo Stock (rounded to the nearest whole share, the "BONUS I EARN-OUT SHARES" and combined with the Primary Earn-Out Shares and, if applicable, the Bonus II Earn-Out Shares defined below, the "EARN-OUT SHARES") determined by dividing $500,000 by the average closing price of the iGo Stock on the Nasdaq National Market over the ten consecutive trading days ending on the last trading day of the Measurement Period (the "FUTURE TRADING PRICE").

                           (iv) BONUS II EARN-OUT. In the event that Xtend is
entitled to the Bonus I Earn-Out Shares, Xtend shall be entitled to an additional payment of up to $2,000,000, to be paid in cash or iGo Stock at iGo's discretion, equal to 150% of the EBITDA generated by the Xtend Business Unit in excess of an aggregate of [*] for the entire Measurement Period. In the event that iGo elect to make the payment contemplated by this paragraph in shares of iGo Stock (the "BONUS II EARN-OUT SHARES"), the number of shares issuable to Xtend shall be determined by dividing the dollar amount of the payment to which Xtend is entitled by the Future Trading Price. Any cash payment or issuance of Bonus II Earn-Out Shares to be made by iGo pursuant to this paragraph shall be made as promptly as practicable following, and in any event within 30 days after the end of, the Measurement Period.

                           (v) OFFSET. The number of Earn-Out Shares to which
Xtend is entitled is subject to reduction in accordance with the terms of
Article X (Indemnity) below.

                           (vi) ACCELERATION. In the event that, prior to the
first anniversary of the Closing Date, (A) Mark Rapparport's employment with iGo and its subsidiaries (considered on a collective basis) is terminated pursuant to Section 5(a)(ii) of the Employment Agreement between Mark Rapparport, Sub and iGo dated as of the Closing Date (the "RAPPARPORT EMPLOYMENT AGREEMENT"), (B) iGo undergoes a Change of Control, or (C) iGo sells all or substantially all of the business then being conducted by the Xtend Business Unit (whether through the sale of assets, sale or exchange of stock, merger or other reorganization) (each of (A), (B) and (C) being deemed a "TRIGGERING EVENT"), the Earn-Out Shares (or any cash equivalents thereof elected by iGo pursuant to Section 1.4(a)(iv)) shall be calculated as of the date of the Triggering Event based upon the performance standards pro-rated across the portion of the Measurement Period through and including the date of the Triggering Event in accordance with the pro ration standards set forth on EXHIBIT E hereto.

                        CONFIDENTIAL TREATMENT REQUESTED

The percentage thresholds set forth in EXHIBIT E shall not be affected by this paragraph. Notwithstanding the foregoing, in the event that Mark Rapparport's employment with iGo and its subsidiaries (considered on a collective basis) is terminated by iGo and its subsidiaries pursuant to Section 5(a)(ii) of the Rapparport Employment Agreement (excluding any voluntary termination by Mr. Rapparport for "good reason" thereunder) within the first six months following the date of the Closing, then Xtend shall be entitled (subject to any offsets under Section 1.4(a)(v) or Article X hereof) to 100% of the Primary Earn-Out Shares, Bonus I and Bonus II Earn-Out Shares (or their cash equivalent under
Section 1.4(a)(iv)), PROVIDED, HOWEVER, that if the termination occurs following the end of the first quarter of the Measurement Period and the Xtend Business Unit has failed to achieve the Quarterly Performance Standards for such quarter (as defined on EXHIBIT E hereto), then Xtend shall only be entitled to 50% of the Primary Earn-Out Shares and no Bonus I or Bonus II Earn-Out Shares (or their cash equivalent under Section 1.4(a)(iv))In the event that this paragraph becomes operative, the Escrow Expiration Date (as defined in Section 10.4 below) shall be the date 30 days following the date of the triggering action.

         For purposes of the foregoing, as applicable to iGo, a "CHANGE OF CONTROL" shall mean any of the following events: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of iGo representing 50% or more of the total voting power represented by iGo's then outstanding voting securities other than in a private financing transaction approved by the Board of Directors; (2) the direct or indirect sale or exchange by the stockholders of iGo of all or substantially all of the stock of iGo; (3) a merger or consolidation in which iGo is a party and in which the stockholders of iGo before such ownership change do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of iGo after such transaction; or(4) an agreement for the sale or disposition by iGo of all or substantially all of iGo's assets.

                           (vii) SURVIVAL OR TERMINATION OF EARN-OUT
OBLIGATIONS. The entitlement of Xtend and the Xtend Shareholders to the Earn-Out Shares shall not be affected by the termination during the Measurement Period of Mark Rapparport's employment with iGo and its subsidiaries (considered on a collective basis) by reason of Mr. Rapparport's death or disability (which physical or mental disability renders him unable to perform the basic duties associated with his position for a period of not less than six months notwithstanding reasonable accommodations (a "Disability"), in which case the effective date of such termination for Disability shall be deemed to be retroactive to the date on which such Disability first caused him to be unable to perform his duties); provided, however, that in the event that any such termination for Disability occurs following the sixth month of the Measurement Period and so long as the Xtend Business Unit has achieved each of the Quarterly Revenue, Gross Margin and EBITDA Targets set forth on EXHIBIT E hereto for each full quarter prior to his termination for Disability, Xtend shall receive, in satisfaction of iGo's obligations under Sections 1.4(a)(ii)-(iv) above, an amount of Earn-Out Shares (or their cash equivalent if applicable) equal to the GREATER OF (A) $2,677,000 or (B) the aggregate dollar amount of Earn-Out Shares (or cash equivalents) that would result in the application of the calculations under Sections 1.4(a)(ii)-(iv) at the close of the Measurement Period. However, in the event that Mr. Rapparport voluntary resigns from his employment with iGo and its subsidiaries (considered on a collective basis), other than for "Good Reason" (as defined in the Rapparport Employment Agreement), prior to the date one year from the Closing Date, then iGo shall be entitled to reclaim all Primary Earn-Out Shares issued into escrow on Xtend's behalf and will have no obligation to make any Primary, Bonus I or Bonus II Earn-Out payments.

                        CONFIDENTIAL TREATMENT REQUESTED

                           (viii) EARN-OUT REPORTS. Within twenty (20) days
following the close of the first three quarters during the Measurement Period iGo will deliver to Xtend and the Xtend Shareholders an interim report setting forth the quarterly operating results of the Xtend Business Unit in comparison to the performance standards set forth on EXHIBIT E hereto and EXHIBIT A TO THE XTEND BUSINESS UNIT OPERATING AGREEMENT agreed to by the parties of even date herewith (the "Xtend Business Unit Operating Agreement"). As promptly as practicably following the close of the Measurement Period, and in any event within 30 days thereafter, iGo will deliver to Xtend and the Xtend Shareholders a report setting forth the operating results of the Xtend Business Unit during the Measurement Period and detailing iGo's calculations of the Primary, Bonus I and Bonus II Earn-Out Shares to be released or issued (as applicable) to Xtend and/or the Xtend Shareholders. Such report shall be accompanied by notice of iGo's intention to pay the Bonus II Earn-Out (to the extent applicable) in shares of iGo Stock or in cash. If cash is elected, iGo shall make such cash payment to Xtend and/or the Xtend Shareholders concurrently with the delivery of the Earn-Out Shares.

                  (b) ALLOCATION OF PURCHASE PRICE. For purposes of complying with the requirements of Section 1060 of the United States Internal Revenue CODE, as amended (the "Code"), the Purchase Price shall be allocated in accordance with the schedule attached hereto as EXHIBIT F. Each party hereto agrees to prepare its income tax returns for all current and future tax reporting periods and file the appropriate forms with respect to this transaction in a manner consistent with such allocation, and shall take no position in any tax proceedings inconsistent with such allocation. If any taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such allocation.

                  (c) TAXES. Sub shall pay and discharge promptly when due all sales, use, transfer, excise and other like taxes, if any, arising out of the transfer of the Purchased Assets, or otherwise as a consequence of the transactions contemplated by this Agreement.

         Section 1.5 ISSUANCE AND DELIVERY OF PURCHASE PRICE.

                  (a) At the Closing, Sub shall deliver via wire transfer the Closing Cash to the combination of Xtend and such other persons or entities as may be designated pursuant to the settlement arrangements described at Section
7.8 below. In no event will iGo or Sub be required to pay Closing Cash in excess of an aggregate of $2,500,000 to the combination of Xtend and such additional designees.

                  (b) At the Closing, iGo shall issue to Xtend the Closing
Shares.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (c) At the Closing, iGo shall deposit into escrow the Primary Earn-Out Shares.

                  (d) As soon as reasonably practicable following the close of the Measurement Period, and in any event within 30 days thereafter (provided that such period shall be extended as necessary until any dispute or potential dispute in the calculation of the Earn-Out Shares has been resolved pursuant to the terms of this Agreement), iGo shall deliver to its transfer agent, U.S. Stock Transfer Corporation, an irrevocable instruction letter to issue to Xtend effective as of the last day of the Measurement Period, the Bonus I Earn-Out Shares and Bonus II Earn-Out Shares, both the extent that such issuances are applicable under the terms of Section 1.4(iii) & (iv) above, which instruction letter shall be accompanied by such legal opinions and other documents as may be necessary or appropriate to allow the transfer agent to issue a certificate representing such shares in a timely manner. iGo will cause the transfer agent to issue such certificate no later than 30 days following the transmittal of the instruction letter.

                                   ARTICLE II

       REPRESENTATIONS AND WARRANTIES OF XTEND AND THE XTEND SHAREHOLDERS

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article II which is delivered by Xtend to iGo prior to execution of this Agreement (the "Xtend Disclosure Schedule"), Xtend and the Xtend Shareholders hereby represent and warrant to iGo and Sub as follows:

         Section 2.1 CORPORATE ORGANIZATION.

                  (a) Each of Xtend and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. A true and complete list of such Subsidiaries is set out in the Xtend Disclosure Schedule, together with the jurisdiction of incorporation of each Subsidiary. Each of Xtend and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the nature of its business or operations or ownership of its property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of Xtend and its Subsidiaries taken as a whole (collectively, "XTEND'S BUSINESS").

         As used in this Agreement, the term "SUBSIDIARY" means a "subsidiary" as defined in Rule 1.01 in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"). To the extent that Xtend has any Subsidiaries, all representations pertaining to Xtend under this Article II shall be interpreted to refer to Xtend and its Subsidiaries unless such representation specifically provides otherwise.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.2 CAPITAL STRUCTURE. The authorized capital stock of Xtend consists of 10,000,000 shares of Common Stock, no par value ("XTEND COMMON STOCK"). There are currently outstanding 7,150,000 shares of Xtend Common Stock. All outstanding shares of Xtend Capital Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Xtend's Articles of Incorporation or Bylaws or any agreement to which Xtend or any of its Subsidiaries is a party or by which Xtend or any of its Subsidiaries may be bound. Xtend has provided iGo and its legal counsel with a complete and accurate list of (a) all issuances of Capital Stock by Xtend, and (b) the names and addresses of all holders of Xtend Capital Stock, together with the number and type of shares held by each holder. Except as set forth in Schedule 2.2, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Xtend or any Subsidiary of Xtend is a party or by which any of them may be bound that do or may obligate Xtend or any Subsidiary of Xtend to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Xtend Capital Stock or of the capital stock of any Subsidiary of Xtend or that do or may obligate Xtend or any Subsidiary of Xtend to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Xtend is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.

         Section 2.3 NO OTHER AGREEMENTS TO SELL ASSETS, MERGE, ETC. Except as provided hereby, Xtend has no legal obligation, absolute or contingent, to any person or firm to sell assets (other than the sale of product inventory in the ordinary course of business) or to effect any merger, consolidation or reorganization of Xtend or to enter into any agreement with respect thereto.

         Section 2.4 AUTHORIZATION; EXECUTION AND DELIVERY. Xtend and the Xtend Shareholders have all requisite power and authority (a) to execute and deliver, as applicable, this Agreement, the Bill of Sale in the form attached as EXHIBIT G hereto (the "BILL OF SALE"), the Assignment and Assumption Agreement in the form attached as EXHIBIT H hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), and the Non-Competition Agreement in the form attached as EXHIBIT I hereto (the Bill of Sale, Assignment and Assumption Agreement and Non-Competition Agreements being collectively referred to as the "XTEND ANCILLARY AGREEMENTS"), (b) to perform their respective obligations under this Agreement and the Xtend Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Xtend Ancillary Agreements by Xtend and the consummation by Xtend of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of Xtend, including obtaining any necessary approval of its shareholders. This Agreement has been duly executed and delivered by Xtend and the Xtend Shareholders and, and assuming its due authorization, execution and delivery by iGo and Sub, constitutes the legal, valid and binding obligation of Xtend and the Xtend Shareholders, enforceable in accordance with its terms.

         Section 2.5 GOVERNMENTAL APPROVALS AND FILINGS. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority ("GOVERNMENTAL ENTITY") is required on the part of Xtend in order (a) to permit Xtend to perform its obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of Xtend or any Subsidiary of Xtend, or to prevent any loss to Xtend's Business, by reason of the transactions contemplated by this Agreement, each to the extent that such termination or loss would adversely effect the Purchased Assets.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.6 NO CONFLICT. Except as set forth on Schedule 2.6, neither the execution, delivery and performance of this Agreement and the Xtend Ancillary Agreements by Xtend and the Xtend Shareholders nor the consummation by Xtend of the transactions contemplated hereby and thereby will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of Xtend's or any of Xtend's Subsidiaries' Articles of Incorporation or Bylaws (or other organizational or charter documents), (b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or instrument or any license or franchise granted by or to a third party, in each case, that is material to Xtend's Business or the Purchased Assets or that is referenced in the Xtend Disclosure Schedule, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which Xtend or any Xtend Subsidiary or any of their assets may be subject, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Purchased Assets, (e) adversely affect any franchise, license, permit or other governmental approval which is material to Xtend's Business or the Purchased Assets or (f) require the consent of any third party.

         Section 2.7 FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) Xtend has furnished iGo with the unaudited consolidated balance sheets of Xtend and its Subsidiaries as of June 30, 2000 (the "BALANCE SHEET DATE") and the related compiled consolidated statements of operations, cash flows and changes in shareholders' equity for the year then ended, and the unaudited interim balance sheet and related consolidated statements of operations, cash flows and changes in shareholders' equity for the seven-month period ended June 30, 2000 (collectively, the "XTEND FINANCIAL STATEMENTS"). The Xtend Financial Statements, including the notes thereto, (i) are in accordance with the respective books of Xtend and its Subsidiaries; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (iii) present fairly the consolidated financial position of Xtend and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Xtend for the respective periods indicated therein; and (iv) do not reflect any material items of nonrecurring income except as stated therein. Since the Balance Sheet Date there has been no change in Xtend's accounting principles, methods or policies, except as described in the notes to the Xtend Financial Statements and except that the unaudited interim financial statements (A) are subject to normal year-end audit adjustments which are not expected to be material in the aggregate and (B) do not include footnotes.

                  (b) Xtend has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were not disclosed or provided for in the Xtend Financial Statements or the notes thereto other than obligations not required to be disclosed or provided for under generally accepted accounting principles and liabilities incurred since the Balance Sheet Date, which are not individually or in the aggregate, material to Xtend's Business. All reserves set forth on the Xtend Financial Statements or the notes thereto were adequate. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were not adequately provided for in the Xtend Financial Statements or reflected in the notes thereto.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (c) Xtend makes and keeps accurate books and records reflecting in all material respects its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded to permit preparation of Xtend's financial statements and to maintain accountability in all material respects for the assets of Xtend, (iii) access to the assets of Xtend is permitted only in accordance with management's authorization, and (iv) the recorded accountability of the assets of Xtend is compared with existing assets at reasonable intervals.

         Section 2.8 ABSENCE OF CHANGES. Except as set forth on Schedule 2.8, since the Balance Sheet Date, Xtend has conducted its business only in the ordinary course consistent with past practice and there has or have been no (a) material adverse change in Xtend's Business or the Purchased Assets or any development known to Xtend that is reasonably expected to cause a material adverse change in Xtend's Business or the Purchased Assets; (b) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any Purchased Assets (or the Purchased Assets as a whole;
(c) change by Xtend or its Subsidiaries in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (d) revaluation by Xtend or any of its Subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; (e) amendments or changes in the Articles of Incorporation or Bylaws of Xtend; (f) capital expenditures by Xtend or additions of equipment to existing leases exceeding $10,000 in the aggregate;
(g) destruction, damage to, or loss of any assets of Xtend (whether or not covered by insurance); (h) labor trouble or claim of wrongful discharge, discrimination or sexual harassment of which Xtend has received written notice or of which Xtend is aware, or other unlawful labor practice or action; (i) increase in the salary or other compensation payable or to become payable by Xtend to any of its officers, directors or employees, or the declaration, payment or commitment or any obligation of any kind for the payment by Xtend of a bonus or other additional salary or compensation to any such person; (j) acquisition, sale or transfer of any material asset of Xtend other than in the ordinary course of business; (k) amendment or termination of any contract, agreement or license to which Xtend is a party; (l) loan by Xtend to any person or entity, or guarantee by Xtend of any loan, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices; (m) waiver or release of any material right or claim of Xtend, including any write-off or other compromise of any account receivable of Xtend; (n) the commencement or notice or threat of commencement of any governmental proceeding against or investigation of Xtend or its affairs; or
(o) negotiation or agreement by Xtend or the Xtend Shareholders to do any of the things described in the preceding clauses (a) through (n), other than negotiations with iGo regarding the transactions contemplated by this Agreement.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.9 CONTRACTS AND COMMITMENTS.

                  (a) Neither Xtend nor any of its Subsidiaries is a party or subject to any material contract or agreement not set forth on EXHIBIT D or in
Section 2.9 of the Xtend Disclosure Schedule.

                  (b) Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in the Xtend Disclosure Schedule is valid and binding on Xtend or its Subsidiaries, as applicable, and is in full force and effect, and neither Xtend nor any of its Subsidiaries, nor to the knowledge of Xtend, any other party thereto, has breached any material provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

                  (c) Except as set forth in Schedule 2.9(c), none of the 20 largest customers of Xtend or its Subsidiaries during the twelve months ended December 31, 1999 (determined on the basis of both revenues and bookings during such period) has materially reduced or terminated, or has notified Xtend in writing that it intends to reduce or terminate, the amount of its business with Xtend or any of its Subsidiaries.

                  (d) There is no agreement, judgment, injunction, order or decree binding upon Xtend or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of Xtend or its Subsidiaries, any acquisition of material property by Xtend or its Subsidiaries or the conduct of business by Xtend or its Subsidiaries as currently conducted.

         Section 2.10 LEGAL PROCEEDINGS. Each of Xtend and its Subsidiaries is not in violation of, and has not received any notice of any violation of (a) any applicable statute, law, regulation, ordinance, writ, injunction, order, judgment or decree, the effect of which violation could, individually or in the aggregate, be materially adverse to Xtend's Business or the Purchased Assets, or
(b) any provision of the Articles of Incorporation or Bylaws (or other organizational or charter document) of Xtend or any Xtend Subsidiary. There is no order, writ, injunction, judgment or decree outstanding, and no legal, administrative, arbitration or other proceeding, action, suit or governmental investigation or inquiry against or relating to Xtend or any of Xtend's Subsidiaries or their assets or business ("XTEND LEGAL PROCEEDINGS") pending or, to the knowledge of Xtend, threatened and, to the knowledge of Xtend, there are no claims (including unasserted claims as to which there has been a manifestation by a potential claimant of an awareness of such claim or it is considered probable that a claim will be asserted and there is a reasonable possibility that the outcome will be unfavorable, all as such terms are used in Statement of Financial Accounting Standards No. 5), against or relating to Xtend or any of Xtend's Subsidiaries or their assets or business, which pending or threatened Xtend Legal Proceedings or claims would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Xtend's Business or the Purchased Assets. There is no Xtend Legal Proceeding which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. There are no existing liabilities that require Xtend or any Xtend Subsidiary to indemnify its officers and directors for acts or omissions by such persons or existing agreements to provide indemnification for such liabilities. The Xtend Disclosure Schedule sets forth with respect to each Xtend Legal Proceeding, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.11 EMPLOYEE MATTERS.

                  (a) Set forth in Section 2.11(a) of the Xtend Disclosure
Schedule is a true and complete list of all employees of Xtend, including current wage or salary. In addition, set forth in Section 2.11(a) of the Xtend Disclosure Schedule contains a true and complete list of all oral and written employment contracts and all development and consulting contracts of Xtend. Copies of all such employment contracts and developer and consulting contracts have been delivered to iGo. All such contracts are valid and are in full force and effect in all respects, and neither Xtend, nor any other party is in breach or default of any such contract. Xtend has no written or oral agreement or commitment to pay any person anything of value upon or in connection with the termination of such person's employment or engagement by Xtend.

                  (b) All past and present directors, officers, employees, developers and consultants of Xtend who have had and who have access to the Intellectual Property (as defined below) and other proprietary information of Xtend had and have executed and delivered to Xtend agreements regarding the confidentiality and non-disclosure of such Intellectual Property and proprietary information and the assignment of intellectual property rights to Xtend. All such agreements are valid and remain in full force and effect, and neither Xtend, nor any other party is in breach or default of any such agreement.

                  (c) Xtend has no knowledge of any current Xtend employee's intention to leave the Xtend Business Unit at any time prior to the end of the Measurement Period.

                  (d) To the knowledge of Xtend, no employee of Xtend is in material violation of any contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Xtend or with respect to security clearance, trade secrets or proprietary information of others, and the employment of any employee of Xtend does not subject Xtend to any liability to any third party.

                  (e) Xtend does not and has not maintained any pension or benefit plan for its employees.

         Section 2.12 TAXES.

                  (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                           (i) The term "TAXES" shall mean all taxes, however
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

                        CONFIDENTIAL TREATMENT REQUESTED

                           (ii) The term "RETURNS" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                           (iii) The term "Group" shall mean, individually and
collectively, (A) Xtend, and (B) any person or entity, including without limitation Xtend's Subsidiaries and the Xtend Shareholders, as to which Xtend may be liable for Taxes incurred by such person or entity, either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                           (iv) The term "Code" shall mean the Internal Revenue
Code of 1986, as amended.

                  (b) RETURNS FILED AND TAXES PAID. Except as set forth on
Schedule 2.12(b), all Returns required to be filed by or on behalf of the Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Group under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. The Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. No member of the Group has been at any time a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

                  (c) TAX RESERVES. The amount of Xtend's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Xtend reflected on the Xtend Financial Statements, and the amount of Xtend's liability for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to Xtend reflected on the balance sheet as of the Closing Date.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (d) RETURNS FURNISHED. iGo has been furnished by the Group with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Group relating to Taxes, and (ii) all federal and state income or franchise tax returns and state sales, use and property tax returns for the Group for all periods ending on and after December 31, 1995, December 31, 1996 and December 31, 1997. The Group's returns for the fiscal years ending December 31, 1998 and December 31, 1999 have not yet been filed and all appropriate extensions of time to file with respect thereto have been obtained. Xtend has never been a member of an affiliated group of corporations filing consolidated returns or a unitary group of corporations filing combined returns, other than a group of which Xtend and the Shareholder are the only members. Neither Xtend nor any member of the Group does business in or derives income from any state other than states for which Returns have been duly filed and furnished to iGo.

                  (e) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. The Returns of the Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Group, and the Group has not received notice (either in writing or verbally, formally or informally) nor expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group. Xtend and each member of the Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (f) TAX SHARING AGREEMENTS. Xtend is not (nor has it ever been) a party to any tax sharing agreement.

                  (g) TAX ELECTIONS AND SPECIAL TAX STATUS. No member of the Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Xtend is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and iGo is not required to withhold tax by reason of Section 1445 of the Code. No member of the Group is a "consenting corporation" under Section 341(f) of the Code. No member of the Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No member of the Group has participated in an international boycott as defined in Code Section 999. The Xtend has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method, and the Group does not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date involving in excess of $10,000. No member of the Group is or has been a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Xtend and the Xtend Shareholders made an election to be classified as a Subchapter S Corporation under Section 1362(a) of the Code and corresponding provisions of the laws of each state in which it is subject to taxes based upon its net income, beginning with the tax year 1990 and has qualified as a Subchapter S Corporation at all times since such date. Xtend does not own any subsidiary which is a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (h) LIMITATIONS. Xtend is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Xtend has no net operating losses or other tax attributes currently subject to limitation under Code Sections 382, 383, or 384 (or comparable provisions of state law).

         Section 2.13 INTELLECTUAL PROPERTY.

                  (a) To the best of its knowledge, Xtend owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible and intangible proprietary information or material that are used in the business of Xtend as currently conducted that are material to such business or where the failure to have such right would result or would be expected to result in a material adverse effect on Xtend's Business (the "INTELLECTUAL PROPERTY"). EXHIBIT C sets forth all patents, registered and unregistered trademarks and service marks, registered and unregistered copyrights, trade names and service marks, and any applications therefor, included in the Intellectual Property, and specifies the jurisdictions in which each such Intellectual Property right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. EXHIBIT C also sets forth (i) all licenses, sublicenses and other agreements to which Xtend is a party and pursuant to which any person is authorized to use any Intellectual Property and (ii) all licenses, sublicenses and other agreements to which Xtend is a party and pursuant to which Xtend is authorized to use any patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible and intangible proprietary information or material of any third party (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), and EXHIBIT C includes the identity of all parties to such licenses, sublicense and other agreements, a description of the nature and subject matter thereof, the applicable royalty rates and the term thereof.

                  (b) The execution and delivery of this Agreement and the performance by Xtend of its obligations hereunder will not (i) cause Purchaser to acquire rights in the Intellectual Property (including Third Party Intellectual Property Rights) inferior to those held by Xtend prior to the Closing, or (ii) alter the rights or obligations of any third party under or violate any license, sublicense or other agreement described or required to be described on EXHIBIT C, nor is Xtend currently in violation of any such license, sublicense or other agreement described or required to be described on EXHIBIT
C. No claims with respect to the Intellectual Property, any trade secret of Xtend or any Third Party Intellectual Property Rights (to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Xtend) have been asserted or, to the knowledge of Xtend, are threatened by any person or entity, nor, to the knowledge of Xtend, are there any valid grounds for any claims (i) to the effect that the manufacture, sale, licensing or use of any product used, sold or licensed or proposed for use, sale or license by Xtend infringes on any Third Party Intellectual Property Right or trade secret; (ii) against the use by Xtend of any patents, trademarks, trade names, service marks, copyrights, technology or know-how used in Xtend's business as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity, enforceability or effectiveness of any Intellectual Property or any trade secret of Xtend or (iv) challenging Xtend's license or legally enforceable right to use any Third Party Intellectual Property Rights. All patents, registered trademarks, service marks and copyrights held by Xtend are valid and subsisting.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (c) No Intellectual Property or trade secret of Xtend or, to Xtend's knowledge, Third Party Intellectual Property Right to which Xtend holds a license or sublicense is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Xtend. Xtend has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, any trade secret of Xtend or any Third Party Intellectual Property Right.

         Section 2.14 ENVIRONMENTAL MATTERS.

                  (a) No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable state law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Untied States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws (a "HAZARDOUS MATERIAL"), is present, as a result of the actions of Xtend, or to the knowledge of Xtend, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Xtend has at any time owned, operated, occupied or leased.

                  (b) At no time prior to the Closing has Xtend transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Xtend disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

                  (c) Xtend holds and the Purchased Assets include all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of Xtend's Hazardous Material Activities and other business activities of Xtend that are material to such activities or where the failure to have such Environmental Permits would result or be expected to result in a material adverse effect on Xtend's Business.

                  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning or relating to Xtend, any Environmental Permit or any Hazardous Materials Activity of Xtend. Xtend is not aware of any fact or circumstance that could involve Xtend in any environmental litigation or impose upon Xtend any environmental liability that would have a material adverse effect on Xtend's Business.

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                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.15 UNASSUMED LIABILITIES. The sale, transfer and assignment of the Purchased Assets in the manner contemplated hereby will not render Xtend unable to pay its liabilities not assumed by Sub hereunder as they become due and payable.

         Section 2.16 INTERESTS OF OFFICERS AND DIRECTORS. No officer or director of Xtend or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to Xtend or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services; (b) any contract or agreement to which Xtend or any of its Subsidiaries is a party or by which it may be bound or affected; or (c) any property, real or personal, tangible or intangible, used in or pertaining to Xtend's Business, including any interest in the Xtend Intellectual Property Rights.

         Section 2.17 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Xtend or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Xtend or any of its Subsidiaries, any acquisition of property by Xtend or any of its Subsidiaries or the conduct of business by Xtend or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by Xtend or any of its Subsidiaries.

         Section 2.18 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

                  (a) Schedule 2.18 lists all facilities occupied by Xtend or any Xtend Subsidiary, and indicates the nature of Xtend's or its Subsidiary's interest in such facilities. To the extent included within the Purchased Assets, Xtend and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Xtend Financial Statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                  (b) The equipment owned or leased by Xtend or its Subsidiaries is, taken as a whole, (i) adequate for the conduct of the business of Xtend and its Subsidiaries consistent with their past practice (but for tangible assets not being purchased hereunder based upon the parties' agreement that such assets are unnecessary or duplicative of resources provided by iGo), (ii) suitable for the uses to which it is currently employed, (iii) in reasonably good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (vi) above, as would not have been a material adverse effect on Xtend's Business.

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                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.19 COMPLIANCE WITH LAWS. Xtend has complied, and will be on the Closing Date in compliance with all applicable, laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Xtend, the Xtend Business or the Purchased Assets including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Xtend's owned, leased or licensed real or personal property, products, technical data and Intellectual Property, (ii) employment and employment practices, terms and conditions of employment, and wages and hours, and (iii) safety, health, fire prevention, environmental protection, building standards, zoning and other similar matters, and (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data. Xtend has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and such permits and approvals will be transferred to Sub hereunder as part of the Purchased Assets.

         Section 2.20 LABOR MATTERS.

                  (a) Xtend and its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Xtend and each of its Subsidiaries has complied in all material aspects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Neither Xtend nor any of its Subsidiaries has received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Xtend or any of its Subsidiaries is a party or involving Xtend or any of its Subsidiaries, and there is neither pending nor, to Xtend's knowledge, threatened any investigation or hearing concerning Xtend or any of its Subsidiaries arising out of or based upon any such laws, regulations or practices. Except as is not material to Xtend's Business, neither Xtend nor any Xtend Subsidiary has given to or received from, or anticipates giving to or receiving from, any employee of Xtend or any Xtend Subsidiary notice of termination of employment. The Xtend Disclosure Schedule sets forth the terms pursuant to which all amounts may be payable (whether currently or in the future) to current or former officers, directors, or employees of Xtend or any Xtend Subsidiary as a result of or in connection with the Asset Purchase.

                  (b) Neither Xtend nor any Xtend Subsidiary is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Neither Xtend nor any Xtend Subsidiary has experienced any attempt by organized labor or its representatives to make Xtend conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Xtend or any Xtend Subsidiary. To Xtend's knowledge, there is no labor strike or labor disturbance pending or threatened against Xtend nor is any grievance currently being asserted. Neither Xtend nor any Xtend Subsidiary has experienced a work stoppage or other labor difficulty.

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                        CONFIDENTIAL TREATMENT REQUESTED

         Section 2.21 INSURANCE. Except as set forth on the Xtend Disclosure Schedule, the Xtend Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by Xtend and the Xtend Subsidiaries. Neither Xtend nor any Xtend Subsidiary is in default under any of such policies or binders, and neither Xtend nor any Xtend Subsidiary has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to Xtend upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

         Section 2.22 BROKERS. Except as set forth on Schedule 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, Xtend and the Xtend Shareholders agree to indemnify and hold harmless iGo and Sub from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Xtend or the Xtend Shareholders is responsible.

         Section 2.23 DISCLOSURE. No representation or warranty made by Xtend in this Agreement, nor any schedule or exhibit prepared and furnished or to be prepared and furnished by Xtend or its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the actual knowledge of Xtend, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse effect on Xtend's Business or the Purchased Assets that has not been set forth in this Agreement or in the Xtend Disclosure Schedule.

         Section 2.24 INVESTMENT REPRESENTATIONS. In connection with their receipt of the Closing Shares and the Earn-Out Shares, Xtend and the Xtend Shareholders (each an "Xtend Party") each represent as follows:

                  (a) The Xtend Party is aware of iGo's business affairs and financial condition, and has acquired sufficient information about iGo (including that information in iGo's public securities filings) to reach an informed and knowledgeable decision to acquire the Asset Purchase Securities. The Xtend Party is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (b) The Xtend Party understands that the Closing Shares have not been and the Earn-Out Shares will not be registered under the Securities Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of my investment intent as expressed herein.

                  (c) By reason of the business or financial experience of the Xtend Party or the Xtend Party's professional advisors who are unaffiliated with iGo or Sub, the Xtend Party has the capacity to protect its own interests in the acquisition of the Closing Shares and/or the Earn-Out Shares.

         Section 2.25 COMPUTER SYSTEMS. To the extent included in the Purchased Assets, the computer systems and associated peripheral equipment, computer software, technical and other documentation of Xtend and data entered into or created by the foregoing from time to time constitute or, when installed will constitute, all such items necessary for the operation of Xtend's Business in the manner operated as of the Closing Date. Each of such items are Year 2000 Compliant. For purposes hereof, "Year 2000 Compliant" means that such systems
(a) can process, manipulate and store data relating to dates after December 31, 1999 as well as dates on or prior thereto; (b) can interpret and respond to two-digit year date input in a manner that resolves any ambiguity as to the century in which the year occurs; and (c) function accurately and without interruption after January 1, 2000, without any adverse change in operations associated with the advent of the new century.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF IGO AND SUB

         As of the date hereof, except as disclosed in a document referring specifically to the relevant subsections of this Article III which is delivered by iGo to Xtend prior to execution of this Agreement (the "IGO DISCLOSURE SCHEDULE"), iGo and Sub hereby represent and warrant to Xtend and the Xtend Shareholders as follows:

         Section 3.1 CORPORATE ORGANIZATION. iGo and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively, and each has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate its properties and to conduct its business as it is now being conducted. iGo and Sub are duly qualified or licensed to do business and are in good standing as foreign corporations in each state or other jurisdiction in which the nature of their respective businesses or operations or ownership of their property requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially and adversely affect the condition (financial or other), business, properties, prospects (as currently contemplated), net worth or results of operations of iGo and Sub taken as a whole (collectively, "IGO'S BUSINESS").

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 3.2 CAPITAL STRUCTURE. As of the date hereof the authorized capital stock of iGo consists of 50,000,000 shares of iGo Common Stock, and 5,000,000 shares of Preferred Stock, $0.001 par value ("IGO PREFERRED STOCK"). At the close of business on June 30, 2000, 20,884,773 shares of iGo Common Stock were outstanding and no shares of iGo Preferred Stock were outstanding. All outstanding shares of iGo Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of iGo Common Stock issuable in connection with the Asset Purchase are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Asset Purchase Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by iGo.

         Section 3.3 AUTHORIZATION, EXECUTION AND DELIVERY. iGo and Sub each has all requisite corporate power and authority (a) to execute and deliver this Agreement and the agreements attached as exhibits hereto to which iGo or Sub is a party (the "IGO ANCILLARY AGREEMENTS"), (b) to perform its respective obligations under this Agreement, the Asset Purchase Agreement and the iGo Ancillary Agreements, and (c) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Asset Purchase Agreement and the iGo Ancillary Agreements by iGo and Sub and the consummation by iGo and Sub of the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite corporate action of iGo and Sub. This Agreement has been duly executed and delivered by iGo and Sub and, assuming its due authorization, execution and delivery by Xtend, constitutes the legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

         Section 3.4 GOVERNMENTAL APPROVALS AND FILINGS. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental Entity is required on the part of iGo or Sub in order (a) to permit iGo and Sub to perform their respective obligations under this Agreement or (b) to prevent the termination of any right, privilege, license or agreement of iGo, or to prevent any loss to iGo's Business, by reason of the transactions contemplated by this Agreement, other than pursuant to the requirements of the Securities Act and of state securities or "Blue Sky" laws and the rules of the Nasdaq National Market applicable to the iGo Common Stock.

         Section 3.5 NO CONFLICT. Except for compliance with the governmental and regulatory requirements described in Section 3.4 hereof, neither the execution, delivery and performance of this Agreement and the iGo Ancillary Agreements by iGo and Sub nor the consummation by iGo and Sub of the transactions contemplated hereby and thereby will (a) conflict with, or result in a breach of, any of the terms, conditions or provisions of iGo's Certificate of Incorporation, Sub's Articles of Incorporation, iGo's Bylaws or Sub's Bylaws,
(b) conflict with, result in a breach or violation of, give rise to a termination right or a default under, or result in the acceleration of performance under (whether or not after the giving of notice or lapse of time or both), any mortgage, lien, lease, agreement, note, bond, indenture, guarantee or

                        CONFIDENTIAL TREATMENT REQUESTED

instrument or any license or franchise granted by or to third party that is material to iGo's Business, (c) conflict with, or result in a violation of, any statute, regulation, law, ordinance, writ, injunction, order, judgment or decree to which iGo or Sub or any of their respective assets may be subject, which conflict, breach, default or violation would materially and adversely affect iGo's Business, (d) give rise to a declaration or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of iGo or Sub, (e) materially and adversely affect any franchise, license, permit or other governmental approval which is material to iGo's Business or is necessary to enable iGo or Sub to carry on their respective businesses as presently conducted or is required of any employee or agent thereof to enable each of them to carry out such person's duties on behalf of iGo or Sub, as the case may be, or (f) require the consent of any third party.

         Section 3.6 REPORTS; ACCURACY OF INFORMATION. iGo has previously delivered to Xtend true and complete copies of (a) iGo's final prospectus dated October 13, 1999, with respect to its initial public offering of securities, as filed with the Securities Exchange Commission (the "COMMISSION") pursuant to the Securities Act, (b) its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and (c) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, as filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). As of their respective dates, such prospectus and reports (collectively, the "PUBLIC FILINGS") (i) complied with all applicable provisions, rules and regulations of federal securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which such statements were made, not misleading.

         Section 3.7 LITIGATION. Except as set forth in the Public Filings, there is no action, suit, proceeding, investigation or claim pending or, to the knowledge of iGo, threatened against iGo or any its Subsidiaries which could, individually or in the aggregate, have a material adverse effect on iGo's Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

         Section 3.8 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in iGo's most recently filed report on Form 10-K, iGo has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of iGo; (b) any amendment or change in the Articles of Incorporation or Bylaws of iGo; (c) any damage to, destruction of or loss of any assets of the iGo (whether or not covered by insurance) that materially and adversely affects the financial condition or business of iGo; or (d) any sale of a material amount of property of iGo, except in the ordinary course of business.

         Section 3.9 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In the event that the preceding sentence is in any way inaccurate, iGo agrees to indemnify and hold harmless Xtend and the Xtend Shareholders from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which iGo or any of its directors, officers, partners, employees or representatives is responsible.

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                        CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE IV

                  COVENANTS OF XTEND AND THE XTEND SHAREHOLDERS

         Section 4.1 STOCK TRANSFER RESTRICTIONS. The Xtend and the Xtend Shareholders acknowledge that the Closing Shares and the Earn-Out Shares will each constitute "restricted securities" under Rule 144 promulgated under the Securities Act. In addition to the restrictions on transfer imposed by applicable securities laws, Xtend and each Xtend Shareholder covenants and agrees not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any Closing Shares, any options or warrants to purchase any Closing Shares or any securities convertible into or exchangeable for shares of Closing Shares (collectively, "Securities") now owned or hereafter acquired directly by Xtend or such Xtend Shareholder or with respect to which Xtend or such Xtend Shareholder has or hereafter acquires the power of disposition, otherwise than
(a) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction, (b) as a distribution to partners or shareholders of Xtend or such Xtend Shareholder, provided that the distributees thereof agree in writing to be bound by the terms of this restriction, (c) pursuant to a transfer to any trust for the direct or indirect benefit of the Xtend Shareholder or the immediate family of the Xtend Shareholder, provided that the trustee of the trust agrees to be bound by the terms of this restriction, and provided further that any such transfer shall not involve a disposition for value or (d) with the prior written consent of iGo, for a period commencing on the date hereof and lapsing on the date one (1) year following the date of the Closing of hereunder.

         The foregoing restriction has been expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction during the one-year period following the Closing which is designed to or reasonably expected to lead to or result in a Disposition of Securities, even if such Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from Securities. Xtend and the Xtend Shareholders also agree and consent to the entry of stop transfer instructions with iGo's transfer agent and registrar against the transfer of shares of Securities held by Xtend or the Xtend Shareholders (or their permitted transferees) except in compliance with the foregoing restrictions. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a pro rata (in accordance with their relative shareholdings), in-kind distribution of the Securities from Xtend to the Xtend Shareholders during the restricted period, except that Xtend may not make any such distribution during the restricted period to any shareholder of Xtend that was not an Xtend Shareholder as of the Closing without iGo's prior consent, which may be withheld in its discretion.

                        CONFIDENTIAL TREATMENT REQUESTED

                                    ARTICLE V

                            COVENANTS OF IGO AND SUB

         Section 5.1 MAINTENANCE OF XTEND BUSINESS UNIT. iGo covenants and agrees to maintain the integrity of (and keep in tact) the Xtend Business Unit through the Measurement Period and to operate it in accordance with the Xtend Business Unit Operating Agreement. The foregoing sentence shall not prohibit iGo and/or Sub from engaging in any of the activities set forth in Section 1.4(a)(vi) and in the event that such section is activated by a triggering event and the calculation of earn-out payments is accelerated, this covenant shall terminate.

         Section 5.2 ACCOUNTS RECEIVABLE. Sub agrees that it will act as agent for Xtend in the collection of the Xtend accounts receivable outstanding on the Closing Date (the "CLOSING DATE RECEIVABLES"). All amounts received by Sub from each customer of Xtend subsequent to the Closing Date shall first be applied to such customer's outstanding Closing Date Receivables. Sub shall promptly remit to Xtend 98% of all amounts received with respect to the Closing Date Receivables (the remaining 2% of which shall be retained as processing fee). The agency relationship described in this Section 5.2 shall terminate 180 days after the Closing Date, at which time Sub shall transfer to Xtend all pertinent information relating to the uncollected portion of the Closing Date Receivables.

                                   ARTICLE VI

                                MUTUAL COVENANTS

         Section 6.1 CONFIDENTIALITY.

                  (a) In connection with the negotiation of this Agreement, the preparation for the consummation of the transaction contemplated hereby, and the performance of obligations hereunder, each party hereto acknowledges that it has had, and will have, access to confidential information relating to the other party, including, but not limited to, technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the parties or their respective representatives which contain or otherwise reflect or are generated from such information. All such information is herein referred to as "CONFIDENTIAL INFORMATION"; provided, however, that the term "Confidential Information" does not include information received by a party in connection with the transaction contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was within such party's possession (as evidenced by duly authenticated writings) prior to its being furnished to such party by or on behalf of the other party in connection with the transaction contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other person with respect to such information.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (b) Nothing in this Section 6.1 is intended to grant any rights under any patent or copyright of either party, nor shall this Section 6.1 grant any right in or to the other party's Confidential Information. Each party shall use the other party's Confidential Information solely for the purpose of consummating the transaction contemplated by this Agreement and shall use reasonable efforts to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its representatives and affiliates who need to know such Confidential Information in connection with the transaction contemplated hereby. Each party shall cause its representatives to comply with the covenants in the preceding sentence.

                  (c) All Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, iGo shall, and shall cause its representatives to, promptly return to Xtend, and Xtend shall, and shall cause its representatives to, promptly return to iGo, all Confidential Information (including all copies, summaries and extracts thereof and all analyses, compilations, studies or other documents, records or data which contain, reflect or are generated from such Confidential Information) furnished to iGo or Xtend, as the case may be, by the other party in connection with the transactions contemplated hereby.

                  (d) If a party or any of its representatives or affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is otherwise required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion or the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                  (e) Each party agrees that its obligations provided herein are necessary and reasonable in order to protect the other party and its business, and each party expressly agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any such breach or threatened breach will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, such party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

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                        CONFIDENTIAL TREATMENT REQUESTED

         Section 6.2 EXPENSES. Each party hereto will separately bear their own expenses incurred in connection with this Agreement or any transaction contemplated hereby.

         Section 6.3 PUBLIC ANNOUNCEMENTS. All parties hereto agree to cooperate in good faith with respect to any press release or public statement with respect to the existence of this Agreement or the transactions contemplated hereby, and further agree not to issue any such press release or public statement without the prior written consent of iGo (in the case of a publication proposed by Xtend and/or the Xtend Shareholders) on the one hand, or Xtend (in the case of a publication proposed by iGo) on the other; PROVIDED, HOWEVER, that in the case of announcements, statements, acknowledgments or disclosures which any party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or disclosure by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than one calendar day prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or disclosure with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. If, based upon the advice of its outside legal counsel, iGo believes it to be necessary to meet its public disclosure obligations or otherwise desirable; the parties will issue a mutually agreed upon joint press release announcing the execution and delivery of this Agreement.

         Section 6.4 AGREEMENTS TO COOPERATE. Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to obtain all consents and approvals necessary for the due and punctual performance of this Agreement. No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue. In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement or to vest iGo or Sub with full title to all Purchased Assets, the Xtend Shareholders and the proper officers and directors of each corporation party to this Agreement shall take all such necessary action.

         Section 6.5 WINDING UP OF XTEND AFFAIRS. The parties agree that Xtend may continue its corporate existence following the Closing date for reasons unrelated to the sale of products, provided that (a) any continuation will be done under a mutually agreeable name reasonably dissimilar to "Xtend Micro Products, Inc.", (b) no such continuation will be permitted if it would result in the breach of Xtend's or any Xtend Shareholder's obligations pursuant to the Non-Competition Agreements between any such party, iGo and Sub, and (c) such continuation shall not result the diversion of any material amount of the attention of Mark Rapparport or any other member of the Xtend Business Unit. In the event of any dissolution of Xtend, each Xtend Shareholder will succeed to a pro rata portion of Xtend's right to receive Earn-Out Shares pursuant to the terms of Section 1.4(a). In the event that fractional shares are issuable to any Xtend Shareholder based on a division of rights to receive the Earn-Out Shares, iGo shall issue to such Xtend Shareholder the number of whole shares to which such person is entitled and in lieu of issuing fractional shares shall pay to such Xtend Shareholder by cash or check an amount equal to the product of the applicable fraction multiplied by the Average Trading Price.

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                        CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE VII

                                    RESERVED

                                  ARTICLE VIII

                                    RESERVED

                                   ARTICLE IX

                                     CLOSING

         A closing (the "CLOSING") will be held simultaneously with the execution and delivery of this Agreement at the offices of Hale Lane Peek Dennison Howard and Anderson, Professional Corporation, 100 West Liberty Street, 10th Floor, Reno, Nevada 89501, or such other location as iGo and Xtend shall mutually agree upon. At the date of the Closing (the "CLOSING DATE"), iGo and Sub shall deliver the Closing Cash and the Closing Shares against delivery of the Bill of Sale, Assignment and Assumption Agreement, Non-Competition Agreement and such other documents as iGo or Sub may require to consummate this transaction.

                                    ARTICLE X

                                    INDEMNITY

         Section 10.1 INDEMNIFICATION.

                  (a) Indemnification by Xtend. Subject to the provisions of this Article X, from and after the Effective Time, Xtend and the Xtend Shareholders shall jointly and severally indemnify and hold harmless iGo, iGo's Subsidiaries and their respective affiliates, officers, directors, employees, representatives and agents from and against any claims, losses, liabilities, damages, arbitration or any legal actions (including, without limitation, interest, penalties and reasonably incurred costs, expenses and legal fees and expenses) (collectively, "LOSSES") arising from or in connection with (i) any breach of a representation, warranty, covenant or agreement of Xtend contained in this Agreement (including any Exhibits or Schedules attached hereto) or the Xtend Ancillary Agreements; (ii) any claim arising out of or made in connection with Xtend's conduct of its business prior to the Closing other than obligations expressly assumed by Sub with respect to the Assigned Contracts; (iii) any failure by the parties to comply in all respects with the "bulk sales" or "bulk transfer" laws of any jurisdiction in connection with the transactions contemplated herein; (iv) any employment or consulting relationship between Xtend, the Xtend Shareholders or any affiliates thereof and any person other than obligations expressly assumed by Sub with respect to the Assigned Contracts; (v) successor liability imposed under any state laws imposing successor liability for Taxes on purchasers of assets or (vi) excess return or warranty claims not otherwise satisfied pursuant to Section 1.3 above.

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                        CONFIDENTIAL TREATMENT REQUESTED

                  (b) INDEMNIFICATION BY IGO. Subject to the provisions of this
Article X, from and after the Effective Time, iGo shall indemnify and hold harmless Xtend, the Xtend Shareholders and their respective affiliates, officers, directors, employees, representatives and agents from and against any Losses arising from or in connection with any breach of a representation, warranty, covenant or agreement of iGo or Sub contained in this Agreement, including any Exhibits or Schedules attached hereto, or the Xtend Business Unit Operating Agreement.

                  (c) DEFINITIONS. With respect to their respective obligations and rights under Section 10.1(a), Xtend and the Xtend Shareholders will be referred to herein as "INDEMNIFYING PARTIES" and iGo, iGo's Subsidiaries and their respective affiliates, officers, directors, employees, representatives and agents will be referred to herein as "INDEMNIFIED PARTIES." Correspondingly, with respect to their respective obligations and rights under Section 10.1(b), iGo shall be referred to as an "INDEMNIFYING PARTY" and Xtend, the Xtend Shareholders and their respective affiliates, officers, directors, employees, representatives and agents will be referred to as "INDEMNIFIED PARTIES."

                  (d) FINANCIAL LIMITATION OF LIABILITY. The aggregate amount of liability of the Indemnifying Parties pursuant to Section 10.1(a) and 10.1(b) (each section to be considered separately for purposes of this paragraph) shall not exceed the lesser of $7,500,000 or seventy-five percent (75%) of the aggregate Purchase Price actually received by Xtend and the Xtend Shareholders under Section 1.4(a) of this Agreement. Furthermore, the Indemnifying Parties will only be responsible for indemnifying the Indemnified Parties under Sections 10.1(a) or 10.1(b) to the extent that the collective Losses under the applicable section exceed $25,000; provided however that this limitation shall not apply to damages for breach of iGo and Sub's obligations to deliver the Purchase Price under Section 1.4 and 1.5 or to their obligation to service Xtend's receivables pursuant to Section 5.2 hereof.

                  (e) TEMPORAL LIMITATION OF LIABILITY. No claim for indemnification pursuant to this Article X shall be made subsequent to the date which is 18 months after the Closing Date, or, in the case of claims based on breach of Section 2.14 (Environmental Matters) subsequent to the date sixty (60) months following the Closing Date and in the case of claims based on breach of
Section 2.12 (Taxes) subsequent to the date equal to the expiration of the applicable statutory period of limitations plus sixty (60) days.

                  (f) EXCLUSIVE REMEDY. Absent common law fraud, the indemnification provisions of this Article X shall be the exclusive remedy of each party to this Agreement with respect to any claim arising out of this Agreement. Xtend and the Xtend Shareholders acknowledge and agree that the remedies available to iGo under this Article X shall not be limited (either by time or amount) to proceeding against the Escrow Fund.

         Section 10.2 ESCROW OF SHARES. On the Closing Date, iGo shall deposit the Primary Earn-Out Shares with U.S. Stock Transfer Corporation, as custodian (the "CUSTODIAN"), to be held and distributed in accordance with the terms of this Agreement and an agreement between iGo, Xtend, the Xtend Shareholders and U.S. Stock Transfer Corporation substantially in the form attached hereto as EXHIBIT J (the "DEPOSITORY AGREEMENT").

                        CONFIDENTIAL TREATMENT REQUESTED

The Primary Escrow Shares deposited in the Escrow Fund shall be alternatively referred to herein as "ESCROW SHARES" and the "ESCROW FUND" and will be registered in the name of Xtend and maintained at the offices of the Custodian. The Escrow Fund will be governed by the terms set forth herein and in the Depository Agreement and shall be maintained at iGo's sole cost and expense. The obligation of iGo and the Custodian to release the Escrow Shares to Xtend and/or the Xtend Shareholders shall be subject to reduction to satisfy the Indemnifying Parties' obligations under Section 10.1(a) as well as to any reductions pursuant to the terms of Section 1.4(a) and EXHIBIT E. The interest of Xtend and/or the Xtend Shareholders in the Escrow Shares shall not be assignable or transferable in any manner except by operation of law, by will or by the laws of descent until such Escrow Shares are released to Xtend or the Xtend Shareholders in accordance with the terms of the Depository Agreement; provided that nothing herein shall prohibit a distribution of Xtend's interest in the Escrow Shares to the Xtend Shareholders.

         Section 10.3 TERM OF ESCROW.

                  (a) DISTRIBUTION OF ESCROW SHARES. The Custodian shall deliver the Escrow Shares, after giving effect to the reductions in or holdbacks of the number of Escrow Shares as described in Section 10.2 above or Section 10.3(b) below to Xtend and/or the Xtend Shareholders (as applicable) as promptly as practicable following, and in any event within 30 days after the end of, the Measurement Period (the "ESCROW EXPIRATION DATE"). The period commencing upon the Closing Date and ending upon the Escrow Expiration Date shall be referred to as the "ESCROW HOLDBACK PERIOD" for the Escrow Fund for purposes of EXHIBIT E.

                  (b) EXTENSION OF ESCROW. Notwithstanding Section 10.3(a), to the extent iGo has made a claim which is being disputed by the Indemnifying Parties in accordance with Section 10.5(c) below on the Escrow Expiration Date, the Custodian shall withhold the issuance of and maintain in the Escrow Fund such number of Escrow Shares as is reasonably necessary in the opinion of the Custodian to satisfy such claim and upon resolution of such claim such withheld Escrow Shares, after giving effect to any appropriate further reduction under
Section 10.2, shall be transferred by the Custodian to Xtend or the Xtend Shareholders, as applicable. The period during which any escrow of Escrow Shares existed under this Agreement is referred to herein as the "ESCROW PERIOD." Upon expiration of the Escrow Period, the Escrow Fund shall terminate and the Custodian shall deliver to each Indemnifying Party its pro rata portion of the Escrow Shares remaining in the Escrow Fund.

                  (c) PROTECTION OF ESCROW FUND. The Custodian shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Depository Agreement and not as the property of iGo and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and thereof.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (d) DISTRIBUTIONS; VOTING; ADJUSTMENTS.

                           (i) Any shares of iGo Common Stock or other equity
securities issued or distributed by iGo (including shares issued upon a stock split) ("NEW SHARES") in respect of shares of iGo Common Stock in the Escrow Fund which have not been released from such Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of iGo Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the holders thereof. When and if cash dividends on shares of iGo Common Stock in the Escrow Fund shall be declared and paid, they shall not be added to the Escrow Fund but shall be paid to those on whose behalf such shares of iGo Common Stock are held by the Custodian.

                           (ii) Each Indemnifying Party shall have proportional
voting rights with respect to the shares of iGo Common Stock contributed to the Escrow Fund and then held on behalf of such party (and on any voting securities added to the Escrow Fund in respect of such shares of iGo Common Stock) so long as such shares of iGo Common Stock or other voting securities are held in the Escrow Fund. Until distributions of its interest in the Escrow Shares are made by Xtend to the Xtend Shareholders, Xtend shall be entitled to receive any distributions pursuant to Section 10.3(d)(i) and to all voting rights pursuant to Section 10.3(d)(ii).

                           (iii) All share figures, trading prices and rates
used in determining the number of Escrow Shares to which Xtend and the Xtend Shareholders are entitled to receive or obligated to forfeit shall be adjusted accordingly to reflect any stock split, stock dividend or recapitalization by iGo following the Closing Date.

         Section 10.4 REPRESENTATIVES. For purposes of the operation of this
Article X, Xtend and the Xtend Shareholders (and, if applicable, any other party included within the Indemnified Parties for purposes of Section 10.1(b)) shall be represented hereunder by Mark Rapparport or his designee and iGo and iGo's Subsidiaries (and, if applicable, any other party included within the Indemnified Parties for purposes of Section 10.1(a)) shall be represented hereunder by Ken Hawk or Mick Delargy, or either of their successors as Chief Executive Officer or Chief Financial Officer, respectively, of iGo. Each of such representatives is referred to herein as a "REPRESENTATIVE." To the extent that such actions bear upon an Indemnified Party or the Custodian, the actions of the Representatives shall be binding for purposes of this Agreement upon the parties that they represent pursuant to this paragraph.

         Section 10.5 MECHANICS OF MAKING CLAIMS.

                  (a) In the event that any written claim or demand for which any Indemnified Party is entitled to indemnification is sought against an Indemnifying Party or sought to be collected from any Indemnified Party by a third party, promptly after the assertion of any such claim or demand, or otherwise promptly upon discovery of any other Loss for which an Indemnified Party seeks indemnification, such Indemnified Party shall notify the Custodian (if during the Escrow Period and with respect to a claim under Section 10.1(a)) and the Representative of the Indemnifying Parties of such claim, demand or Loss; PROVIDED, HOWEVER, that the failure promptly to give such notice shall not affect the Indemnified Parties' rights hereunder except to the extent that such failure shall adversely affect the Indemnifying Parties or their rights hereunder.

                        CONFIDENTIAL TREATMENT REQUESTED

Notices of indemnity claims under Section 10.1(a) made following the Escrow Period or under Section 10.1(b) at any time need only be delivered to the applicable Indemnifying Parties. The asserting Indemnified Party shall advise the Representative(s) of all material facts relating to such assertion within the knowledge of such Indemnified Party, and shall afford the Representative(s), in the event that they do not assume such defense pursuant to Section 10.5(d) below, the opportunity to participate, at their own expense, in the defense against such claims for liability, provided that the Indemnified Parties shall control such defense.

                  (b) If such claim is made during the Escrow Period pursuant to the indemnification provisions of Section 10.1(a) or the forfeiture provisions of Section 1.4(a) and EXHIBIT E (for purposes of which the excess of the Primary Earn-Out Shares over the number of Earned Primary Earn-Out Shares calculated in accordance with EXHIBIT E shall be deemed to represent a claim against the Escrow Fund) and is (i) not objected to by a Representative of the Indemnifying Parties pursuant to Section 10.5(c) within fifteen (15) business days of the Representative's receipt of notice of the claim, or (ii) agreed upon by the parties or otherwise determined to be valid through operation of Section 12.17 below (as represented by evidence of such agreement or determination reasonably satisfactory to the Custodian), such claim shall reduce the number of Escrow Shares deliverable to Xtend and/or the Xtend Shareholders by a share number (rounded to the closest whole number) equal to the amount of such Losses divided by the Offset Price. For purposes of this section, the "OFFSET PRICE" shall be deemed to be the Average Trading Price, unless the average trading price of the iGo Stock on the Nasdaq National Market over the ten consecutive trading days ending two days prior to the date on which the amount of Escrow Shares to be forfeited is calculated (the "FUTURE TRADING PRICE") is less than the Average Trading Price, in which case the Offset Price will be the Future Trading Price. To the extent that Escrow Shares are forfeited by Xtend and/or the Xtend Shareholders (and the Escrow Fund thereby reduced) pursuant to the provisions of this Article X (or operation of Section 1.4(a) and EXHIBIT E), such forfeited shares shall be transferred back to iGo and shall revert to iGo's authorized but unissued Common Stock.

         Notwithstanding the foregoing paragraph, no such reduction to the Escrow Fund shall be made if the Indemnifying Parties have (A) delivered the election notice set forth in Section 10.7 below indicating the intention of the Indemnifying Parties to satisfy such indemnification obligation in cash rather than Escrow Shares, and (B) actually made such cash payment to the applicable Indemnified Parties in compliance with the terms of Section 10.7.

                  (c) During the Escrow Period, if a Representative of the Indemnifying Parties shall, in good faith, notify the Indemnified Party making the indemnity claim and the Custodian in writing within such 15 business day period of the Representative's objection to a claim of indemnification, the Escrow Shares shall not be delivered to the Indemnified Party until the rights of the Indemnifying Parties and such Indemnified Party with respect thereto have been determined pursuant to Section 12.17 below. The Custodian shall be entitled to act in accordance with such determination and to make or withhold payments out of the Escrow Fund in accordance therewith. Any notice by a Representative of his objection to a claim shall be accompanied by a reasonably detailed explanation as to the specific issue(s) in dispute and the basis(es) on which the Representative disputes them.

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                        CONFIDENTIAL TREATMENT REQUESTED

                  (d) The Indemnified Parties shall have the right (i) to defend, settle or compromise any claim or liability subject to indemnification under this Article X, and (ii) to be indemnified from and against all Losses resulting therefrom, UNLESS the Indemnifying Parties, within 30 business days after receiving such notice of the claim or liability in accordance with Section 10.5(a) notify a Representative of the Indemnified Parties in writing that they intend to assume the defense against such claim or liability and in fact promptly do so. In the event that the Indemnifying Parties assume the defense of any such claim, the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Parties shall be responsible for the fees and expenses of one separate co-counsel for the Indemnified Party to the extent the Indemnified Party is advised in writing by its counsel that the counsel the Indemnifying Parties have selected has a conflict of interest) and participate in the defense in a non-controlling manner.

                  (e) Except as otherwise provided in Section 10.5(d), the Indemnifying Parties shall not be liable under this Article X for any settlement effected without the prior consent of the Indemnifying Parties or their Representative acting on their behalf (which consent in either case may not be unreasonably withheld) of any claim, liability or proceeding for which indemnity may be sought hereunder. In the event that the Indemnifying Parties assume the defense of any claim, liability or proceeding pursuant to Section 10.5(d), the Indemnifying Parties may not settle any such claim liability or proceeding without the prior consent of the Indemnified Parties or their Representative acting on their behalf (which consent in either case may not be unreasonably withheld).

                  (f) If, as of the Escrow Expiration Date, the number of unearned (and therefore forfeited) Primary Earn-Out Shares pursuant to Section 1.4(a) and EXHIBIT E exceeds the number of Escrow Shares forfeited during the escrow period in satisfaction of claims under Section 10.1(a) (including Escrow Shares subject to forfeiture under pending claims against the Escrow Fund), then within fifteen (15) business days following the final determination of the number of Earned Primary Earn-Out Shares under EXHIBIT E, the Indemnifying Parties shall deliver to iGo a one-time, lump sum cash payment equal to the product of the Average Trading Price multiplied by the number of shares (rounded to the nearest whole share, if applicable) by which the number of unearned Primary Earn-Out Shares exceeds the number of Escrow Shares forfeited or subject to forfeiture pursuant to claims under Section 10.1(a).

         Section 10.6 CUSTODIAN'S DUTIES.

                  (a) The Custodian shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Custodian may receive after the date of this Agreement which are signed by an officer of iGo and by each of the Indemnifying Parties, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall not be liable for any act done or omitted hereunder as Custodian while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                        CONFIDENTIAL TREATMENT REQUESTED

                  (b) The Custodian is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Custodian obeys or complies with any such order, judgment or decree of any court, the Custodian shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (c) The Custodian shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (d) The Custodian shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Custodian.

                  (e) The Custodian may resign at any time upon giving at least 30 days written notice to the Representatives of the respective Indemnifying Parties pursuant to the provisions of this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Representatives shall use their best efforts to mutually agree upon a successor agent within 30 days after receiving such notice. If the parties fail to agree upon a successor transfer agent within such time, the Custodian may petition any court of competent jurisdiction for the appointment of a successor escrow agent authorized to do business in California or for other appropriate relief. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Custodian hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Custodian as if originally named as Custodian. Thereafter, the predecessor Custodian shall be discharged for any further duties and liabilities under this Agreement.

         Section 10.7 CASH OFFSET. In lieu of having the number of Escrow Shares reduced pursuant to the provisions of Section 10.2 and Section 10.5(b), the Indemnifying Parties may elect to satisfy any claim of indemnity pursuant to
Section 10.1(a) in cash. To so elect, a Representative of the Indemnifying Parties must deliver written notice of such election to the Custodian and the claiming Indemnified Party and the Indemnifying Parties must actually make such cash payment to the claiming Indemnified Party within five business days following the later to occur of the delivery the election notice specified herein, or, solely with respect to claims disputed pursuant to Section 10.5(c), the agreement of the parties or other determination of a claim's validity pursuant to Section 12.17 below. Xtend and the Xtend Shareholder shall have no rights under this section to satisfy in cash any claims against the Escrow Fund relating to the failure by the Xtend Business Unit to earn all of the Primary Earn-Out Shares in accordance with the terms of Section 1.4(a) and EXHIBIT E.

                                   ARTICLE XI

                                    RESERVED

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                        CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         Section 12.1 KNOWLEDGE. Unless otherwise specifically limited in the applicable section, references to a party's "knowledge" in Articles II and III above shall be interpreted to refer to the collective actual and constructive knowledge of such party and such party's officers and directors, and in the case of Xtend shall also be deemed to include the actual and constructive knowledge of Mark Rapparport and Ejaz Afzal. For purposes of the preceding sentence, "constructive knowledge" shall be deemed to represent those matters which in the exercise of reasonable care would be within the party's knowledge.

         Section 12.2 AMENDMENT AND MODIFICATION. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by written agreement of all parties hereto.

         Section 12.3 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of iGo, Sub and Xtend, or Mark Rapparport acting on behalf of the Indemnifying Parties, may by an instrument in writing extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants, or waive any of the conditions to its obligations, contained herein. No such extension of time or waiver will operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 12.4 NO WAIVER OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party hereto contained herein will not be deemed to be waived or otherwise affected by any investigation made by the other party hereto.

         Section 12.5 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by facsimile transmission (promptly confirmed in writing), as follows:

                  (a) If to iGo or Sub:

                      iGo Corporation
                      9393 Gateway Drive
                      Reno, NV 89511
                      Telephone No.:   (775) 746-6140
                      Facsimile No.:   (775) 850-9313
                      Attention: Chief Financial Officer

                        CONFIDENTIAL TREATMENT REQUESTED

               with a copy to:

                      Hale Lane Peek Dennison Howard and Anderson
                      100 W. Liberty Street, 10th Floor
                      Reno, NV 89501
                      Telephone No.:   (775) 327-3000
                      Facsimile No.:   (775) 786-6179
                      Attention: David A. Garcia, Esq.

or to such other person as iGo or Sub designates in writing delivered to Xtend in the manner provided in this Section 12.5;

                  (b) If to Xtend or the Xtend Shareholders:

                      Mark Rapparport
                      2435 Each Coast Highway, Suite 5
                      Corona del Mar, CA  92625
                      Telephone No.:   (949) 566-7300
                      Facsimile No.:   (949) 566-9556

               with copies to:

                      Paul, Hastings, Janofsky & Walker LLP
                      695 Town Center Drive
                      Costa Mesa, CA   92626-1924
                      Telephone No.:   (714) 668-6200
                      Facsimile No.:   (714) 979-1921
                      Attention: Douglas A. Schaaf, Esq.

or to such other person as Xtend or the Xtend Shareholders designate in writing, delivered to iGo in the manner provided in this Section 12.5.

         Section 12.6 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         Section 12.7 GOVERNING LAW. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof; PROVIDED, HOWEVER, that the law governing the fiduciary duties of each party hereto and their respective boards of directors and the law governing any other matters of internal corporate governance of any of iGo, Sub or Xtend shall be the law of their respective jurisdictions of incorporation.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 12.8 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically provided in this Agreement.

         Section 12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 12.10 HEADINGS AND REFERENCES. The headings of the sections and articles of this Agreement are inserted for convenience of reference only and will not by themselves determine the interpretation of this Agreement. All references herein to sections and articles are to sections and articles of this Agreement, unless otherwise indicated.

         Section 12.11 ENTIRE AGREEMENT. This Agreement, including the Xtend Disclosure Schedule and the iGo Disclosure Schedule, the schedules and exhibits and other documents referred to herein which form a part hereof, the Rapparport Employment Agreement and the Xtend Business Unit Operating Agreement, contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter contained herein, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 12.12 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid and unenforceable provision.

         Section 12.13 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         Section 12.14 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                        CONFIDENTIAL TREATMENT REQUESTED

         Section 12.15 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         Section 12.16 MUTUAL DRAFTING. This Agreement is the joint product of iGo and Xtend, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of iGo and Xtend, and shall not be construed for or against any party hereto.

         Section 12.17 DISPUTE RESOLUTION.

                  (a) Except as me be set forth in paragraph (b) below, any dispute or claim arising out of or in connection with this Agreement shall be resolved as follows: (i) for a period of thirty (30) days after a dispute arises the parties shall negotiate in good faith in an effort to resolve the dispute and (ii) if the dispute has not been resolved at the close of such thirty-day period, either party may submit the dispute or claim to binding arbitration by one mutually acceptable arbitrator appointed in accordance with said rules; provided that if the parties cannot agree on who is to serve as the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each side (iGo and Sub on the one hand, and Xtend and the Xtend Shareholders, on the other) shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. Any such arbitration shall be held in Washoe County, Nevada under the Commercial Arbitration Rules of the American Arbitration Association. The party prevailing in such arbitration proceeding shall be entitled to have its costs and expenses in connection with such proceeding reimbursed by the non-prevailing party; provided that if it is ambiguous as to who the prevailing party in such proceeding is, then the costs and expenses of such proceeding shall be apportioned in the manner provided for in the arbitrator(s) determination. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision. To the extent applicable, written evidence of the arbitrator(s)' decision shall promptly be submitted by the Representatives to the Custodian pursuant to Section 10.5(c) above as evidence of final determination of the disputed matter.

                  (b) Any dispute or claim arising out the accounting applicable to calculations of the Earn-Out Shares (or any cash payable in substitute thereof) shall be resolved as follows: (i) for a period of thirty (30) days after a dispute arises the parties shall negotiate in good faith in an effort to resolve the dispute and (ii) if the dispute has not been resolved at the close of such thirty-day period, the matters in dispute will be submitted for resolution to the national office of Ernst & Young LLP, or such other independent accounting firm as may be mutually acceptable to the Representatives of the parties hereto (the "Independent Accounting Firm") which shall within 30 calendar days of such submission determine and issue a written report to the Representatives upon such disputed items and such written decision shall be final and binding upon the parties.

                        CONFIDENTIAL TREATMENT REQUESTED

Any such written report shall promptly be submitted by the Representatives to the Custodian pursuant to Section 10.5(c) above as evidence of the final determination of the disputed matter. The parties agree to cooperate with each other and each other's Representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be borne 50% by iGo and 50% by the Xtend Shareholders. The parties expressly agree that this paragraph is solely to be invoked solely with respect to disputes regarding the accounting principles or actual computations applicable in determining the appropriate amount of Earn-Out Shares (or their financial equivalent), and that any disputes regarding the parties' compliance with the terms of this Agreement or any other agreement referenced herein or the conduct (or iGo's treatment) of the Xtend Business Unit during the measurement period shall be determined pursuant to Section 12.17(a) above.



                            [Signature Page Follows]

                        CONFIDENTIAL TREATMENT REQUESTED

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.


IGO CORPORATION                             XTEND MICROPRODUCTS, INC.


By: /s/ Mick Delargy                        By: /s/ Mark Rapparport
    ---------------------------                 ------------------------
        Mick Delargy                                Mark Rapparport
        Chief Financial Officer                     President

XMP ACQUISITION CORP.


By: /s/ Mick Delargy
    ---------------------------
        Mick Delargy
        Chief Financial Officer

XTEND SHAREHOLDERS:


    /s/ Mark Rapparport                          /s/ Tom Taylor
    -------------------                          --------------
        MARK RAPPARPORT                              TOM TAYLOR

                        CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT A*
                                    ----------

                                 XTEND PRODUCTS
                                 --------------


         See attached list of products.

------------------

*  To be filed by amendment.

                        CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT B
                                    ---------

                                 TANGIBLE ASSETS
                                 ---------------


         See attached list of tangible assets.

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000


                                                                              Estimated
              Date of                                                Purchase   Future     Market    Amount
Category  Acquisition              Description      Vendor             Cost    Life (mo.s)  Value     Owed       Comment
                                     TOOLING
   5     06/25/1997 Tooling - 50/60W cable & piece
                              part 35 cbl           Craftech           60,556       12      20,000
   5     06/25/1997 Tooling - 60W top&bottom        Craftech/Lease     34,318       12      10,000     9,745  GE Capital lease
                                                                                                              304791001 ends
                                                                                                              6/30/2001
   5     11/30/1997 Tooling - E710 output cable     Far East            1,400       24           -
   5     03/01/1998 Tooling - Eurotip Adapter       Brevet Industries  10,182       12       5,000
   5     05/01/1998 Tooling - E607 output cable     Far East            5,000       24           -
   5     06/01/1998 Tooling - E209 output cable     Far East            1,300        0           -
   5     08/30/2000 Monitor stand  mold             Craftech           63,034       48      63,000    12,600  Being paid weekly
   5     02/09/1999 Tooling - retainer              Craftech            2,100       12           -
   5     06/22/1999 Plastic design - 60Watt         Coast Prod Dev     11,925       48      10,000
   5     08/01/1999 AC&DC adaptor design            Industrial Design   3,000       48       3,000
   5     11/03/1999 Port Replicator, Phase 1 & 2    Craftech            6,200        0           -
   5     12/03/1999 Tooling - heat sink             Foxlink             2,380       48       2,380
   5     12/17/1999 Tooling - DC adaptor            Foxlink             7,921       48       7,921
   5     12/28/1999 Ultrasonic Horn                 H&R Plastics        1,832       48       1,832
   5     01/10/2000 Tooling - 35 cable              Foxlink            18,600       48      18,600    12,400  1/3 down, 1/3 first
                                                                                                              article, 1/3 amortized
                                                                                                              units TBD
   5     01/20/2000 DVD design                      Coast Prod Dev        781       48         781
   5     01/27/2000 Tooling - DVD strain relief     Foxlink             3,675       48       3,675
   5     01/27/2000 Tooling - 60w heatsink          Foxlink             2,380       48       2,380
   5     01/27/2000 Tooling - DVD heatsink          Foxlink             1,270       48       1,270     1,270  1/3 down, 1/3 first
                                                                                                              article, 1/3 amortized
                                                                                                              units TBD
   5     01/27/2000 Tooling - 60w top/bottom        Foxlink             9,500       48       9,500     6,334  1/3 down, 1/3 first
                                                                                                              article, 1/3 amortized
                                                                                                              units TBD
   5     01/27/2000 Tooling - DVD plastic cover     Foxlink             9,500       48       9,500     9,500  1/3 down, 1/3 first
                                                                                                              article, 1/3 amortized
                                                                                                              units TBD
   5     09/01/2000 Tooling - cigarette adapter     Grizzle            56,000       60      56,000    29,000  New project initiated
                                                                                                              30 days ago. Making
                                                                                                              weekly pymts
                                                                     ---------             --------  --------
                                                                      312,853              224,839    80,849

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000


                                                                                Estimated
             Date of                                                   Purchase   Future    Market   Amount
 Category  Acquisition         Description                    Vendor     Cost   Life (mo.s)  Value    Owed            Comment
                                 TOOLING
                                FURNITURE
     1      05/29/1996    AT&T Phone System                            21,811       36      10,000        -
                          Furn, desks, chairs, file cabinets           20,000       36      10,000        -

                                                                       -------              -------    -----
                                                                       41,811               20,000        -

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000


                                                                              Estimated
            Date of                                                  Purchase   Future     Market   Amount
Category  Acquisition           Description                  Vendor    Cost    Life (mo.s) Value    Owed            Comment

                              TEST EQUIPMENT
   4       04/12/1999   Vahalle 2102 Digital Power Analyzer            1,001    36           750
   4       04/02/1995   Tektronix AM503B                               2,673    36         1,500
   4       02/11/1997   Com-Power Analyzer SA510                       3,954    36         1,000
   4       1/97         Sato label printer                             2,800    36         1,000
   4                    Tek DMM850                                       900    36           300
   4                    Fluke 73                                         210    36            70
   4                    Fluke 73                                         210    36            70
   4                    Fluke 77                                         210    36            70
   4                    Fluke 52                                         210    36            70
   4                    Fluke 73                                         210    36            70
   4                    Fluke 70                                         210    36            70
   4                    Fluke 8050A                                      600    36           200
   4                    Power supply 250W                              1,500    36           500
   4                    Tektronix PS281                                  900    36           300
   4                    Tektronix PS281                                  900    36           300
   4                    Tektronix PS280                                  900    36           300
   4                    Tektronix PS282                                1,200    36           400
   4                    Samlex RPS1204                                   150    36            50
   4                    Scope Tek 2232                                 7,500    36         2,500
   4                    Scope Tek TDS350                              10,500    36         3,500
   4                    Scope Tek 465B                                 2,250    36           750
   4                    Genrad 1689                                    9,000    36         3,000
   4       07/13/1998   Test Fixture (Amistar)HP ps and load  Lease    6,000    36                  3,161   Lease First Sierra
                                                                                                            067691000203 ends
                                                                                                            7/13/2001
   4                    Test Fixture (ASE)HP ps and load      Lease    6,000    36                  6,000   MTM rental Electro Rent
                                                                                                            & Newcourt Financial
                                                                     --------            --------  -------
                                                                      59,988              16,770    9,161

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000

                                                                                 Estimated
            Date of                                                    Purchase    Future     Market    Amount
Category  Acquisition           Description                    Vendor   Cost     Life (mo.s)   Value     Owed           Comment

                                SOFTWARE
    3                 Macola V7.50,V6.20 11 modules 15 users   53,723    36       20,000              Y2K compliant
    3     06/11/1997  McAfee Netshield                          2,438    36        1,219
    3     03/06/1996  Cadware                                   2,155    36        1,078
    3     09/30/1997  PT Modeler Software                       5,037    36        2,519         -    Lease First Sierra
                                                                                                      06791000202 ends
                                                                                                      9/16/2000
    3     09/30/1996  Novell license                            5,000    36        2,500
    3     09/30/1996  Windows NT 4.0 & Windows exchange servr   5,000    36        2,500
    3     09/30/1996  Telemagic                                 5,000    36        2,500
    3     03/28/1995  Pro Jr Software                           8,640    36        4,320
                                                              --------           --------      ----
                                                               86,993             36,635         -

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000


                                                                                Estimated
            Date of                                                    Purchase    Future     Market    Amount
Category  Acquisition         Description                      Vendor    Cost    Life (mo.s)   Value     Owed          Comment

                               HARDWARE
    2      05/28/1999 10 Nexcom PC's                           NexCom    7,237      24         2,412
    2                 11- 17" monitors, NEC , Dell, CTX, Vson  Various   6,600      24         2,200
    2      11/30/1997 Okidata line printer                               1,527      24           509
    2      07/02/1995 Apple Mac Performa 6205CD, monitor                 4,465      24         1,488
    2      12/01/1994 HP LaserJet 4si                                    3,342      24         1,114
    2      08/11/1995 Epson DFX-8000 Line printer                        2,845      24           948
    2      09/30/1997 2 - Dell P200 PC with Ultra Scan monitor Lease    13,296      24         4,432       918  Lease First Sierra
                                                                                                                067691000201 ends
                                                                                                                10/14/2000
    2      03/31/1997 Compaq Proliant 800 server               Lease    12,059      24         4,020     4,904  G.F. Funding
                                                                                                                0008553-001 ends
                                                                                                                2/28/2002
    2      02/05/1997 2-P2002 PC w/ CTX vl700 monitors         Lease     5,021      24         1,674         -  Lease Sanwa Bank
                                                                                                                002-1211622-000
                                                                                                                ended 2/4/2000
    2      05/30/1997 Dell 233 PC w/ ultrascan monitor         Lease     3,544      24         1,181         -  Lease Sanwa Bank
                                                                                                                002-1232129-000
                                                                                                                ended 5/30/2000
    2      06/19/1997 3- Dell 5133/GS+L PC no monitor          Lease     3,973      24         1,324         -  Lease Sanwa Bank
                                                                                                                002-1234275-000
                                                                                                                ended 6/30/2000
    2      10/05/1992 IBM Laser Printer                                    916      24           305
    2      09/30/1994 Panasonic KX-P1123                                   211      24            70
    2      12/01/1997 4-Toshiba laptop computers               Lease     7,153      24         2,384       931  Lease Advanta
                                                                                                                062-0340047-001
                                                                                                                ends 12/1/2000
    2      03/31/1999 Compaq Proliant 1600 P2-server                     9,138      24         3,046
    2      03/31/1999 Thinkpad 770 w/cd Rom                              1,615      24           538
    2      04/21/1999 Thinkpad 600E P2                                   2,764      24           921
    2                 Compaq Prosignia 500 Server                        6,000      24         2,000
    2                 HP LaserJet 5MP                                      500      24           167
    2                 HP LaserJet IIIsi                                  4,000      24         1,333
                                                                       --------               -------  --------
                                                                        96,206                32,069     6,752

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000

                                                                                Estimated
                  Date of                                            Purchase     Future           Market     Amount
  Category      Acquisition   Description          Vendor              Cost     Life (mo.s)         Value      Owed         Comment

                              SHOW BOOTH
               04/22/1992      Show Booth                             67,348        48              20,000        -
                                                                     --------                                 ------

                                                CONFIDENTIAL TREATMENT REQUESTED

Xtend Micro Products
Asset Listing
As of July 12, 2000


                     Date of
Category           Acquisition              Description                                                            Comment

                                    Product Designs
    6                               72 watt DC Auto Air Adapter
    6                               60 watt DC Auto Air Adapter
    6                               35 watt DC Auto Air Adapter
    6                               18 watt DC DVD Auto Air Adapter
    6                               60 watt AC Adapter
    6                               Auto Air Cigarette Plug
    6                               Notebook computer battery for Toshiba T1900
    6                               Notebook computer battery for Toshiba T2100
    6                               Notebook computer battery for IBM Thinkpad 365
    6                               Notebook computer battery Duracell DR31
    6                               Notebook computer battery Texas Instruments Extensa 550/555
    6                               Xtend Notebook Battery Charger C205
    6                               Xtend Notebook Battery Charger C404
    6                               Monitor Stand 3 Piece Design
    6                               "Ground Control Technologies LLC" motorized port replicator designs


                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C
                                    ---------

                                INTANGIBLE ASSETS
                                -----------------


         1. See Schedule 2.13 for list of trademarks and patents of Seller.

         2. Goodwill of Seller.

         3. The assets contributed by Ground Control Technologies, LLC to Seller, including, any and all (i) rights to intellectual property, and (ii) research, product plans, products, services, developments, processes, designs, drawings and engineering relating to the mechanical and industrial design for a motorized port-replicator, used as a laptop computer docking station. Neither Ground Control Technologies, LLC or Seller has applied for or registered any intellectual property for these assets.

         4. Web-Sites Registered to Seller
            ------------------------------
            a.       XMPI.com
            b.       PowerXtender.com
            c.       Xtendmicro.com
            d.       extendmicro.com

         5. Web-Sites Registered to Mark N. Rapparport
            ------------------------------------------
            a.       Workmobile.com
            b.       Mobileoutpost.com

         6. All "HTML" code on the above-listed web-sites, including, but not limited to, all photo and image assets, marketing information and product databases.

         7. Seller's phone numbers, including Seller's main phone number ((949) 566-7300), DID direct internal lines, main facsimile number ((949) 566-9956), Mark N. Rapparport's private facsimile number ((949) 566-9951), the accounting department phone number ((949) 566-9954), Seller's toll-free number ((800) 232-9856) and Seller's Delta Airline numbers, including, but not limited to, (888) 983-6301 and
            (847) 371-2430 and Seller's United Airline numbers, including, but not limited to, (888) 258-7721 and (949) 660-7376.

         8. All collateral literature and content, including, but not limited to, product guides, advertisements, retail packaging, data sheets and trade show materials and graphics.

                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT D
                                    ---------

                               ASSIGNED CONTRACTS
                               ------------------

         1. Distribution Agreement between Seller and Ingram Micro Inc., dated July 31, 1996.*

         2. Distribution Agreement, as amended, between Seller and Tech Data Product Management, Inc., dated March 31, 2000.*

         3. Joint Marketing Agreement between Seller and United Air Lines, Inc., dated December 1, 1997.*

         4. Joint Marketing Agreement between Seller and Delta Air Lines, Inc., dated October 6, 1997.*

         5. Lease agreement between Seller and Canon Financial Services, Inc., dated January 11, 1996.**

         6. Manufacturer's Representative Agreement between Seller and Consumer Sales & Marketing, dated February 3, 2000.**

         7. Lease Agreement, as amended, between Seller and Prolease, dated March 11, 1997.***

         8. Lease Agreements between Seller and First Sierra Software Finance, dated September 16, 1997, October 15, 1997 and July 13, 1998, respectively.***

         9. Lease Agreements between Seller and Advanta Business Services Corp., dated December 10, 1997.***

        10. Lease Agreements between Seller and Sanwa Leasing Corporation, dated February 5, 1997, May 30, 1997, June 19, 1997, respectively.***

        11. Lease Agreement between Seller and Preferred Capital Corporation, dated June 13, 1997.***

        12. Standard Industrial/Commercial Multi-Tenant Lease between Seller and B.E.S.T. Pension Administrators, dated August 26, 1999.***

        13. Lease between Seller and Schroeder Management Company, dated June 12, 2000.***

        14. Distributor Agreement, as amended, between Seller and Merisel Americas, Inc., dated April 14, 1997.***

                        CONFIDENTIAL TREATMENT REQUESTED

        15. Vendor Agreement, as amended, between Seller and Office Depot,
            Inc.***

        16. Distributor Agreement between Seller and MITO Corporation, dated September 17, 1999.***

        17. Manufacturer's Representative Agreement between Seller and Thal Organization, dated March 1, 2000.**

        18. Reseller Agreeement between Seller and Teleadapt Ltd.***

        *   Seller will obtain consent to assignment prior to closing.

        **  Consent to assignment not required.

        *** Seller will not obtain any consents to assignments of these agreements prior to closing. Seller will use commercially reasonable efforts to obtain consents to assignment of these agreements post-closing.

                        CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT E

                               EARN-OUT PROVISIONS

                Minimum Net   Minimum
                Revenue of     Gross     Minimum  Approximate        Approximate
Hurdle            Hurdle      Margin %   EBITDA   % of Stock  Rating   Earn Out
  #    % Plan  (in $1,000's)  of Hurdle  Hurdle    Earned     Factor    Stock

1       75%      $  [*]        [*]        [*]      52.5%        70%  $ 2,677,500

2       83%      $  [*]        [*]        [*]        75%        90%  $ 3,825,000

3      100%      $  [*]        [*]        [*]       100%       100%  $ 5,100,000



A. Application.
   ------------

         i. The provisions of this Exhibit are applicable to the calculation of Earn-Out Shares that Xtend will be entitled to retain ownership of pursuant to
Section 1.4 of the Agreement. Except as separately defined herein, the meanings of terms defined in the Agreement shall carry over to this exhibit.

         ii. Upon expiration of the Escrow Holdback Period, the Escrow Agent shall deliver to Xtend (or its successor(s) in interest) the Earned Primary Earn-Out Shares less any deductions thereto resulting from application of Sections 1.3 or 1.4(v) or Article X of the Agreement (the "OFFSET PROVISIONS"). The difference between the Primary Earn-Out Shares originally escrowed and the Earned Primary Earn-Out Shares, as well as any escrowed Primary Earn-Out Shares forfeited pursuant to the operation of the Offset Provisions, shall be delivered to iGo promptly upon determination thereof, after which they will be cancelled and revert to the authorized but unissued stock of iGo.

B. Calculation of the Earned Primary Earn-Out Shares
   -------------------------------------------------

         i. To receive and retain ANY shares under the Primary Earn-Out, the Xtend Business Unit must achieve (a) BOTH the minimum Net Revenue Hurdle and the Minimum Gross Margin Hurdle for the Measurement Period, AND (b) the Quarterly Performance Standards for at least three of the quarters of the Measurement Period (taking into account the effect of paragraph (B)(ii) below). All Earn-Out Shares will be forfeited in the event that the Xtend Net Revenues for the Measurement Period are less than [*] or if the Gross Margin on the Xtend Net Revenues is less than [*] percent (i.e. there will be no Earned Primary Earn-Out Shares, as defined below, hereunder). If in any quarter during the Measurement Period the Xtend Business Unit fails to meet the applicable Quarterly Performance Standards, 50 percent of its Earned Primary Earn-Out Shares will be forfeited. If the Xtend Business Unit fails to meet the applicable Quarterly Performance Standards during an additional quarter of the Measurement Period, all remaining Earned Primary Earn-Out Shares will be forfeited. The figures and headings set forth in the table at the top of this exhibit shall apply to the calculation of the Earned Primary Earn-Out Shares to be retained by Xtend under the Agreement.

                        CONFIDENTIAL TREATMENT REQUESTED

         ii. For purposes of meeting the Quarterly Performance Standards only, and not for calculation of the Earned Primary Earn-Out Shares, Xtend shall be entitled to carry forward, from each quarter of the Measurement Period (the "PRIOR QUARTER") to the next quarter of the Measurement Period, any portion of the Xtend Net Revenue for the Prior Quarter that exceeds the minimum Xtend Net Revenue necessary to satisfy the Quarterly Performance Standards for the Prior Quarter (such excess being referred to as the "CARRY-FORWARD NET REVENUE"). The Carry-Forward Net Revenue shall be deemed to be at the Gross Margin for the Prior Quarter.

         iii. Subject to meeting the minimum hurdles, the dollar amount (the "EARN-OUT DOLLARS") used to calculate the Primary Earn-Out Shares actually earned by Xtend (the "EARNED PRIMARY EARN-OUT SHARES") will be determined by (a) dividing the Xtend Net Revenue by [*], then (b) multiplying the result by the Rating Factor for the highest Hurdle achieved (1, 2 or 3) and then (c) multiplying the product by $5,100,000.

         iv. The actual number of Earned Primary Earn-Out Shares will be determined by dividing the Earn-Out Dollars by the Average Trading Price.

EXAMPLE. Assume for purposes of this example only that the deemed Average Trading Price was $4 per share. If the Xtend Business Unit generated $11.5 million in Net Revenue at a 37 percent Gross Margin during the Measurement Period and met all of its Quarterly Performance Standards, the Earned Primary Earn-Out Shares would be calculated as follows:

         ((11,500/14,366) x 70 percent) x $5,100,000 = $2,857,789.22 which would then be divided by $4 to generate 714,447 Earned Primary Earn-Out
         Shares.

C. Pro-ration of Payments
   ----------------------

         In the event that a Triggering Event specified in Section 1.4(a)(vi) of the Purchase Agreement occurs causing the acceleration of the calculation of the Earn-Out payments, the Primary, Bonus I, and Bonus II Earn-Outs will be determined by measuring the actual performance of the Xtend Business Unit during the period up to and including the measurement date against the performance standards set forth in this EXHIBIT E to the Purchase Agreement or in Sections 1.4(a)(iii) or (iv) of the Purchase Agreement pro-rated over the same period of time (pro rating across completed quarters, then full months, then business days within a month during the Measurement Period). Recognizing that the parties do not anticipate that the Xtend Business Unit's performance each quarter of the Measurement Period will correspond directly to one-fourth of the annual targets, in any such pro-ration calculation, the Quarterly Revenue Targets and, with respect to calculating the Bonus I and II Earn-Outs only, the Quarterly Gross Margin and EBITDA Targets will be used to measure the actual performance of the Xtend Business Unit in comparison to such fixed dollar amounts. All fixed dollar figures will be reduced ratably in intra-quarter measurements, but all percentage thresholds shall be applied as a constant over all periods. For purposes of assessing achievement of the fixed dollar annual thresholds in the Bonus I and Bonus II Earn-Outs, the actual performance of the Xtend Business Unit as compared to the Target amounts for the interim period shall then be annualized against the sum of the Target amounts for all four quarters of the Measurement Period.

                        CONFIDENTIAL TREATMENT REQUESTED

Furthermore, any applicable minimum quarterly performance standards shall apply in full for completed quarters and shall be pro-rated across partial quarters. Notwithstanding the foregoing, if a Triggering Event occurs on any day other than the final day of any quarter (first three calendar months, next three calendar months, etc.) of the Measurement Period, then the actual performance of the Xtend Business Unit shall either be measured up to and through the last day of the preceding quarter or up to and through the date of the Triggering Event, whichever measurement would entitle Xtend to the greater number of Earn-Out Shares.

For an example of the application of pro-rated Earn-Out calculations, please see Schedule A hereto.

D. Definitions.
   ------------

"XTEND NET REVENUE" shall mean the sum of (i) Distribution Customer Net Revenue,
(ii) Regular Customer Net Revenue, (iii) New Distribution Customer Net Revenue, and (iv) Mark-Up Intercompany Net Revenue. Except as otherwise provided in the definition of Regular Customer Net Revenue, in no event will direct-to-corporate or direct-to-consumer sales be counted as sales of the Xtend Business Unit, as all such customers will be serviced by iGo. In addition, Xtend Net Revenue shall not be affected by Non-Mark-Up Intercompany Sales.

"COST OF GOODS SOLD" shall mean the cost of product plus freight-in, import duties, packaging costs, freight-out, amortization of tooling costs (solely to the extent of tooling liabilities assumed by iGo and Sub in the Asset Purchase or costs or liabilities associated with tooling specifically acquired for the Xtend Business Unit during the Measurement Period) and a reasonable provision for inventory shrinkage and obsolescence (which provision shall be applicable to product sold by the Xtend Business Unit rather than a pro rata proportion of iGo's consolidated obsolescence provision), each as may be applicable to the product sales generating the Xtend Net Revenue. Tooling costs will be amortized based upon (i) a useful life of eighteen months (which for tooling acquired in the Asset Purchase will run from the date of the closing of the Asset Purchase if such tooling is already used in production or will run from the date such acquired tooling begins being used in production, and for tooling acquired during the Measurement Period will run from the date of the first sale of product produced with the new tooling) or (ii) such other period as the Representatives of the parties may mutually agree upon for newly acquired tooling. Tooling cost amortization will be applied on a per-unit basis based on the sales projections underlying the Xtend Business Unit "full plan" budget. The provision for inventory shrink and obsolescence shall be calculated on a quarterly basis and shall include a 100% reserve for all on-hand inventory in excess of 90 days' supply (on a per sku basis, based on 90-day trailing sales, except in the case of Distribution Customers or New Distribution Customers, in which case it will be based on trailing sell-through) except that (a) cable inventory shall be calculated on a 180 days' supply and (b) if the product was introduced within the prior 90 days and as a result has no significant sales history or is being stocked for a new customer, inventory of such product will not be reserved for as excess inventory to the extent that prior to their placement, iGo reviewed and approved purchase orders for such product, which approval will not be unreasonably withheld provided that the associate forecasts are deemed reasonable.

                        CONFIDENTIAL TREATMENT REQUESTED

"DISTRIBUTION CUSTOMER" shall mean an Xtend Business Unit customer which has the contractual right to return to the Xtend Business Unit, other than for warranty purposes, more than 10 percent of the previous quarter's purchases by that customer and whose primary business is the purchase of inventory for resale in the ordinary course of business. A list of current and prospective Distribution Customers is set forth on Exhibit D to the Xtend Business Unit Operating Agreement (the "Operating Agreement").

"DISTRIBUTION CUSTOMER NET REVENUE" shall mean for customers designated as Distribution Customers and for classes of products identified on Exhibit D to the Operating Agreement the lesser of (a) sell-through by Distribution Customers of products purchased from the Xtend Business Unit or (b) sell-in by the Xtend Business Unit to Distribution Customers, reduced by Excess Channel Inventory at the end of each quarter of the Measurement Period, and further reduced by the value of actual returns processed during each quarter of the Measurement Period (other than returns called for under RMA's issued prior to the Closing as mutually agreed by Xtend and iGo, the financial responsibility will remain with Xtend following the Closing) and the value of defective products still held by the customer at the close of each quarter of the Measurement Period (provided that the first $50,000 of returns incurred over the entire one year Measurement Period, will not be counted as a reduction to Net Revenue).

"EBITDA" shall mean the earnings of the Xtend Business Unit before application of interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles as consistently applied by iGo with respect to its other business units (except to the extent modified by the agreed-upon terms of this Exhibit). Bad debt expense shall include actual write-offs and a reasonable provision for expected write-offs in the applicable period (100 percent of all accounts in excess of 90 days past due, except for Ingram which will only be considered a bad debt once over 150 days past due). The 90 day test shall be applied on a rolling basis.

"EXCESS DISTRIBUTION CHANNEL INVENTORY" shall mean, for each Distribution Customer and for each Xtend Business Unit product held by such customer, an amount equal to the excess of (i) the actual inventory held by such customer over (ii) the greater of (a) the total amount of product sold by such customer for the prior eight week period or (b) if the product was introduced within the prior 90 days and as a result has no significant sell-through history, a reasonable amount mutually agreed upon by Rapparport and iGo based on past sell-through history with similar classes of products to the same customer.

"GROSS MARGIN" shall mean Xtend Net Revenue less Cost of Good Sold expressed as a percentage of the Xtend Net Revenue.

"INTERCOMPANY SALES"" shall mean sales of iGo products by iGo to the Xtend Business Unit at cost and sales of Xtend Business Unit products by the Xtend Business Unit to iGo at cost.

"MARK-UP Intercompany Net Revenue" shall mean an amount of revenue necessary to achieve a Gross Margin of [*] percent on Mark-Up Intercompany Sales.

                        CONFIDENTIAL TREATMENT REQUESTED

"MARK-UP INTERCOMPANY SALES" shall mean Intercompany Sales of proprietary products designed by the Xtend Business Unit, where the Xtend Business Unit (and derivatively, iGo) has exclusive ownership rights in the tooling or design for such product.

"NEW DISTRIBUTION CUSTOMER" shall mean an Xtend Business Unit customer which (i) has the contractual right to return to the Xtend Business Unit, other than for warranty purposes, more than 10 percent of the previous quarter's purchases for that customer, (ii) whose primary business is the purchase of inventory for resale in the ordinary course of business, and (iii) whose revenue for the applicable period of calculation occurred within a portion of the Ramp-Up Period. A list of current and prospective Distribution Customers is set forth on Exhibit D to the Operating Agreement.

"NEW DISTRIBUTION CUSTOMER NET REVENUE" shall mean for customers designated as New Distribution Customers and for classes of products identified on Exhibit D to the Operating Agreement the lesser of (a) sell-through by New Distribution Customers of products purchased from the Xtend Business Unit or (b) sell in by the Xtend Business Unit to New Distribution Customers, reduced by Excess Channel Inventory at the end of each quarter of the Measurement Period and further reduced by the value of actual returns processed during each quarter of the Measurement Period (other than returns called for under RMA's issued prior to the Closing as mutually agreed by Xtend and iGo, the financial responsibility will remain with Xtend following the Closing) and the value of defective products still held by the customer at the close of each quarter of the Measurement Period. However, if this calculation (prior to making further reduction for actual returns or defective products in possession in the case of clause (b)) yields a result that is less than 75 percent of the sell-in amount, 75 percent of the sell-in amount shall be used provided the shipment roll-out for new customers is approved in advance by iGo, such approval to not be unreasonably withheld.

"NON-MARK-UP INTERCOMPANY SALES" shall mean all Intercompany Sales other than Mark-Up Intercompany Sales.

"QUARTERLY REVENUE TARGETS" shall mean [*] of Xtend Net Revenue for the first quarter of the Measurement Period, [*] of Xtend Net Revenue for the second quarter of the Measurement Period, [*] of Xtend Net Revenue for the third quarter of the Measurement Period and [*] of Xtend Net Revenue for the fourth quarter of the Measurement Period.

"QUARTERLY GROSS MARGIN TARGETS" shall mean [*] of Gross Margin for the first quarter of the Measurement Period, [*] of Gross Margin for the second quarter of the Measurement Period, [*] of Gross Margin for the third quarter of the Measurement Period and [*] of Gross Margin for the fourth quarter of the Measurement Period.

"QUARTERLY EBITDA TARGETS" shall mean [*] of EBITDA for the first quarter of the Measurement Period, [*] of EBITDA for the second quarter of the Measurement Period, [*] of EBITDA for the third quarter of the Measurement Period and [*] of EBITDA for the fourth quarter of the Measurement Period.

                        CONFIDENTIAL TREATMENT REQUESTED

"QUARTERLY PERFORMANCE STANDARDS" for the applicable quarter of the Measurement Period (first three calendar months, next three calendar months, etc.) shall mean: (a) [*] percent Gross Margin for the quarter, (b) EBITDA equal to at least [*] percent of the quarter's Xtend Net revenue, and (c) in the first quarter, [*] in Xtend Net Revenue, in the second and third quarters [*] in Xtend Net revenue, and in the fourth quarter [*] in Xtend Net Revenue.

"RAMP-UP PERIOD" shall mean the first 180-day period from when the initial product was shipped to the relevant New Distribution Channel Customer by the Xtend Business Unit.

"REGULAR CUSTOMER" shall mean all customers of the Xtend Business Unit other than Distribution Customers, New Distribution Customers, corporate direct customers and end-users. A list of current and prospective Regular Customers is set forth on Exhibit D to the Operating Agreement.

"REGULAR CUSTOMER NET REVENUE" shall mean gross product and shipping revenues booked by the Xtend Business Unit of iGo during the applicable portion of the Measurement Period less a reasonable provision for returns and markdowns based on historic data less the value of actual returns processed during each quarter of the Measurement Period (other than (a) returns called for under RMA's issued prior to the Closing as mutually agreed by Xtend and iGo, the financial responsibility will remain with Xtend following the Closing or (b) returns for which reasonable provision has already been made under this program) and the value of defective products still held by the customer at the close of each quarter of the Measurement Period. For purposes of the preceding sentence, the gross product and shipping revenues booked by the Xtend Business Unit shall consist of:

                  (a) all sales booked by the Xtend Business Unit to Regular
                      Customers,
                  (b) all sales resulting from the United and Delta contracts, and other similar contracts executed by or secured as a result of the efforts of the Xtend Business Unit, (although the airline contracts will be serviced by iGo, the Xtend Business Unit will receive credit for the sale of Xtend DC adapters based on the then-current wholesale price for such products to Ingram Micro)
                  (c) all sales by iGo or the Xtend Business Unit to current or prospective Regular Customers of the Xtend Business Unit set forth on EXHIBIT D for THE CLASSES OF PRODUCTS OUTLINED ON EXHIBIT D to the Operating Agreement (provided, however, that sales by iGo pursuant to this provision will be deemed to have occurred at the greater of (i) the actual price level or (ii) the Mark-Up Intercompany Net Revenue price level), except to the extent provided otherwise in Exhibit D to the Operating Agreement,
                  (d) to the extent that the Ingram Micro, Inc. account is
                      handled by sales people outside of the Xtend Business Unit, all sales of laptop batteries, AC adapters and DC adapters to Ingram Micro, Inc.,
                  (e) all iGo sales of non-Xtend Business Unit Products (meaning products not already purchased by iGo from the Xtend Business Unit) and laptop batteries with the Xtend Brand Name (provided, however, that sales by iGo pursuant to this provision will be deemed to have occurred at the greater of (i) the actual price level or (ii) the Mark-Up Intercompany Net Revenue price level),

                        CONFIDENTIAL TREATMENT REQUESTED

                  (f) iGo sales of DC adapters, AC adapters and laptop batteries to State Farm Insurance Company (provided, however, that such sales by iGo will be deemed to have occurred at the greater of (i) the actual price level or (ii) the Mark-Up Intercompany Net Revenue price level),
                  (g) iGo sales of Xtend Business Unit products which result directly from sales leads generated by the Xtend Business Unit (provided, however, that such sales by iGo will be deemed to have occurred at the greater of (i) the actual price level or (ii) the Mark-Up Intercompany Net Revenue price level); and
                  (h) iGo sales of products to which the Xtend Business Unit has secured exclusive distribution rights (which sales will be deemed to have occurred at a mutually agreed upon intercompany mark-up price level determined on a product-by-product basis based on the margin of the particular product and the nature and scope of the exclusive relationship with the manufacturer)

"SELL THROUGH REPORTS" shall mean the periodic reports received from New Distribution Channel Customers and Distribution Customers that provide information concerning the resale of products purchased from the Xtend Business Unit or Xtend Micro Products, Inc.

"XTEND BUSINESS UNIT" shall mean the internal operations of the Xtend/iGo offices in the Southern California area, together with any iGo personnel resident in iGo's headquarter offices but working principally on Xtend Business Unit business (be it sales, product development or otherwise). It is the parties' intentions that the Xtend Business Unit encompass the continuation and agreed-upon expansion of the business acquired by iGo from Xtend Micro Products, Inc.

E. Miscellaneous.
   --------------

         (i) Nothing herein shall give any individual any employment rights or in any manner alter such person's "at will" employment status with iGo or its subsidiaries.

         (ii) To the extent not listed herein, the standards by which the Xtend Business Unit shall operate are set forth in the Xtend Business Operating Agreement agreed upon by the parties.

         (iii) The parties acknowledge that it may be beneficial for the Xtend Business Unit to sell iGo or Road Warrior products in addition to Xtend Business Unit products to customers of the Xtend Business Unit that iGo or a business unit thereof does not already service, in which case such sales would fall within the category of Distribution Customer Net Revenue, New Distribution Customer Net Revenue or Regular Customer Net Revenue, such classification to be made based upon the contractual rights of return held by such customer with respect to products acquired from the Xtend Business Unit.

                        CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE A

                          EARN-OUT PRO RATION EXAMPLES

EXAMPLE I. Assume for the purpose of this example only that the Triggering Event occurs at the end of the seventh month of the Measurement Period. Further assume that the actual results (in thousands except for percentages) of the Xtend Business Unit are as follows:

--------------------------------------------------------------------------------

 EXAMPLE ONE              ASSUMED ACTUAL RESULTS          Complete Q's Only

                                 Partial
                 Q1       Q2        Q3       Cum       % of     Cum        % of
                 --       --        --       ---       ----     ----       ----
          Month 1-3  Month 4-6  Month 7  Months 1-6 Targets  Months 1-7  Targets
          ---------  ---------  -------  ---------- -------  ----------  -------
Net Revenue    [*]      [*]       [*]        [*]       108%      [*]       104%
Gross Margin   [*]      [*]       [*]        [*]       118%      [*]       116%
EBITDA         [*]      [*]       [*]        [*]       129%      [*]       117%
Gross Margin % [*]      [*]       [*]        [*]       n/a       [*]       n/a
EBITDA %       [*]      [*]       [*]        [*]       n/a       [*]       n/a
--------------------------------------------------------------------------------

In this instance the Xtend Business Unit has met the minimum hurdles established by the Quarterly Performance Standard for each of the fully completed quarters and the one month stub period (the seventh month). In addition the Xtend Business Unit has met the Quarterly Revenue, Quarterly Gross Margin and Quarterly EBITDA targets for the first and second quarter (the measure of the Bonus I and Bonus II), but not for the one month stub period. Because the Xtend Business Unit's actual performance relative to the Targets is greater through the second quarter than through the full seven months, the primary earn out and special bonus payout amounts will be greater based on the cumulative first and second quarter results rather than the cumulative results for all seven months. Therefore, only the first and second quarters would be considered for the calculation. The corresponding Earn-Out Calculations are as follows:

PRIMARY EARN-OUT: (([*]/[*]) x 100%) x $5,100,000 = $5,514,933 = $5,100,000 MAX

BONUS I EARN-OUT: Revenue through two quarters is at 108% of Target annual rate of [*], so annualized would be [*], and in excess of the required [*]. Gross Margin is [*] of the Target rate of [*], so annualized would be [*], and in excess of the required [*]. EBITDA is 129% of Target rate of [*], so annualized would be [*], and in excess of the required [*]. Accordingly, Bonus I Earn-Out = $500,000

BONUS II EARN-OUT: Bonus I Earn-Out is qualified for. EBITDA through two quarters is at 129% of the Target rate of [*], so annualized would be [*]. The excess of annualized EBITDA is [*]. Accordingly, Bonus II Earn-Out = 150% x [*] = [*]

                        CONFIDENTIAL TREATMENT REQUESTED

EXAMPLE II. Assume for the purpose of this example only that the Triggering Event again occurs at the end of the seventh month of the Measurement Period. Further assume that the actual results (in thousands except for percentages) of the Xtend Business Unit are as follows:

--------------------------------------------------------------------------------

 EXAMPLE ONE              ASSUMED ACTUAL RESULTS          Complete Q's Only

                                 Partial
                 Q1       Q2        Q3       Cum       % of     Cum        % of
                 --       --        --       ---       ----     ----       ----
          Month 1-3  Month 4-6  Month 7  Months 1-6 Targets  Months 1-7  Targets
          ---------  ---------  -------  ---------- -------  ----------  -------
Net Revenue    [*]      [*]       [*]        [*]       86%      [*]       87%
Gross Margin   [*]      [*]       [*]        [*]       82%      [*]       84%
EBITDA         [*]      [*]       [*]        [*]       65%      [*]       66%
Gross Margin % [*]      [*]       [*]        [*]       n/a      [*]       n/a
EBITDA %       [*]      [*]       [*]        [*]       n/a      [*]       n/a
--------------------------------------------------------------------------------


In this instance the Xtend Business Unit has met the minimum hurdles established by the Quarterly Performance Standard for each of the fully completed quarters and the one month stub period (the seventh month). However, the Xtend Business Unit has not met the Quarterly Revenue, Quarterly Gross Margin and Quarterly EBITDA targets for the first or second quarter (the measure of the Bonus I and Bonus II), or for the one month stub period. Because the Xtend Business Unit's actual performance relative to the Targets is greater through the full seven months than through the second quarter, the primary earn out and special bonus payout amounts will be greater based on cumulative results for all seven months than the cumulative first and second quarter results. Therefore, the full seven months would be considered for the calculation. The corresponding Earn-Out Calculations are as follows:

PRIMARY EARN-OUT:  (([*]/[*]) x 90%) x $5,100,000 = $4,007,604

BONUS I EARN-OUT: Revenue through two quarters is at 87% of Target annual rate of [*], so annualized would be [*], and in excess of the required [*]. However, Gross Margin is [*] of the Target rate of [*], so annualized would be [*], and less than the required [*]. Furthermore, EBITDA is 66% of Target rate of [*], so annualized would be [*], and less than the required [*]. Accordingly, Bonus I Earn-Out = $0

BONUS II EARN-OUT: Bonus I Earn-Out is not qualified for. Accordingly, Bonus II Earn-Out = $0